Filed Pursuant to Rule 424(b)(5)
Registration No. 333-232958

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2019

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 14, 2019)

7,500,000 Shares

Advanced Drainage Systems, Inc.

Common Stock

We are offering 7,500,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “WMS.” The last reported sale price of our common stock on the NYSE on August 30, 2019 was $31.39 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us (before expenses)	$	$

(1)	We refer you to “Underwriting (Conflicts of Interest)” beginning on page S-58 of this prospectus supplement for additional information regarding total underwriter compensation.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,125,000 additional shares of common stock from us on the same terms as set out above. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $        and, the total proceeds to us, before expenses, will be $        .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Certain members of our management have indicated an interest in purchasing up to 2% in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of those members of management, or any of those members of management may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering.

The underwriters expect to deliver the shares of common stock on or about                     , 2019.

Barclays	Morgan Stanley

Baird	BofA Merrill Lynch	PNC Capital Markets LLC

Boenning & Scattergood, Inc.

Prospectus Supplement dated                     , 2019

Prospectus Supplement

Prospectus

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representation not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of certain documents by reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus together with any free writing prospectus used in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which this information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

TRADEMARKS

We use various trademarks, service marks and brand names that we deem particularly important to the marketing activities and operation of our various lines of business, and some of these marks are registered in the United States and, in some cases, other jurisdictions. This prospectus supplement and the accompanying prospectus also refer to the brand names, trademarks or service marks of other companies. All brand names and other trademarks or service marks referenced or incorporated by reference in this prospectus supplement and the accompanying prospectus, including N-12®, SaniTite®, StormTech®, Nyloplast®, Inserta Tee®, BaySeparator™, BayFilter™ and FleXstorm™, are the property of their respective holders. Solely for convenience, we refer to trademarks, service marks and brand names in this prospectus supplement and the accompanying prospectus without ™, SM and ® symbols. We do not intend our use or display of other parties’ trademarks, service marks or brand names to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

S-ii

MARKET AND INDUSTRY DATA

This prospectus supplement and the accompanying prospectus include or incorporate by reference estimates regarding market and industry data and forecasts, which are based on publicly-available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete. We have not independently verified market and industry data provided by third-party sources, although we believe such market and industry data included or incorporated by reference in this prospectus supplement and the accompanying prospectus is reliable. Such information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in surveys of market size.

PRESENTATION OF INFORMATION

Unless the context otherwise indicates or requires, as used in this prospectus supplement and the accompanying prospectus, the terms “we,” “our,” “us,” “ADS” and the “Company” refer to Advanced Drainage Systems, Inc. and its directly- and indirectly-owned subsidiaries as a combined entity, except where it is clear that the terms mean only Advanced Drainage Systems, Inc. exclusive of its subsidiaries. As used in this prospectus supplement, the terms “Infiltrator” or “IWT” refer to Infiltrator Water Technologies Ultimate Holdings, Inc., our wholly owned subsidiary, except as stated otherwise or the context requires otherwise, and references to the “Acquisition” or “Merger” refers to the acquisition of Infiltrator by us which occurred on July 31, 2019.

Because our fiscal year ends on March 31, any reference to a fiscal year means the fiscal year ended March 31 of the same calendar year. For example, references to “fiscal year 2019” mean the fiscal year ended March 31, 2019 and references to “fiscal year 2018,” “fiscal year 2017” and “fiscal year 2016” mean the fiscal years ended March 31, 2018, March 31, 2017 and March 31, 2016, respectively. References to a fiscal year for Infiltrator means the fiscal year ended Friday nearest December 31.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares.

PRESENTATION OF CERTAIN FINANCIAL MEASURES

For purposes of calculating the weighted average number of shares outstanding and net income per share in this prospectus supplement, we divide net income available to common stockholders by the weighted average number of shares of common stock outstanding. These items are described below in “Prospectus Supplement Summary—Summary Consolidated Financial Data.”

We refer to EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion (each as set forth in “Prospectus Supplement Summary—Summary Historical and Unaudited Pro Forma Combined Financial Information of the Company” and “Prospectus Supplement Summary—Summary Historical Consolidated Financial Information of Infiltrator”) in various places in this prospectus supplement. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion are supplemental financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. For a reconciliations of Adjusted EBITDA and Free Cash Flow to the most directly comparable GAAP measures, see “Prospectus Supplement Summary—Summary Historical and Unaudited Pro Forma Combined Financial Information of the Company—Company Non-GAAP Measures” and “Prospectus Supplement Summary—Summary Historical Financial Information of Infiltrator—Infiltrator Non-GAAP Measures.”

S-iii

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion each have limitations as an analytical tool and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. We use Adjusted EBITDA to manage our operating results. We reconcile Adjusted EBITDA to Net income (loss) because it is the most directly comparable GAAP measure. Our measurements of these metrics, as applicable, may not be comparable to similarly titled measures of other companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin—EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin which are non-GAAP financial measures, have been presented in this prospectus supplement as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate EBITDA as net income (loss) before interest, income taxes and depreciation and amortization. We calculate Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, stock-based compensation expense, non-cash charges and certain other expenses. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are included in this prospectus supplement because they are key metrics used by management and our board of directors to assess our financial performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. In addition to covenant compliance and executive performance evaluations, we use EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We use Adjusted EBITDA Margin to evaluate our ability to generate profitable sales.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not GAAP measures of our financial performance and should not be considered as alternatives to net income as measures of financial performance or cash flows from operations or any other performance measure derived in accordance with GAAP, and it should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs, cash costs to replace assets being depreciated and amortized and interest expense, or the cash requirements necessary to service interest on principal payments on our indebtedness. In evaluating EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as stock-based compensation expense, derivative fair value adjustments, and foreign currency transaction losses. Management compensates for these limitations by relying on our GAAP results in addition to using EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin supplementally. Our measures of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Free Cash Flow and Free Cash Flow Conversion—Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operations less capital expenditures. Free Cash Flow Conversion is a non-GAAP financial measure that is comprised of Adjusted EBITDA divided by Free Cash Flow. Free Cash Flow and Free Cash Flow Conversion are measures used by management and our board of directors to assess the Company’s ability to generate cash and the strength of the Company. Accordingly, Free Cash Flow and Free Cash Flow Conversion have been presented in this prospectus supplement as a supplemental measure of liquidity that is not required by, or presented in accordance with GAAP, because management believes that Free Cash Flow and Free Cash Flow Conversion provide useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures.

S-iv

Free Cash Flow and Free Cash Flow Conversion are not GAAP measures of our liquidity and should not be considered as an alternative to cash flow from operating activities as a measure of liquidity or any other liquidity measure derived in accordance with GAAP. Our measures of Free Cash Flow and Free Cash Flow Conversion are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Last twelve months—The information presented for the last twelve months ended June 30, 2019 was calculated by subtracting the data for the three months ended June 30, 2018 from the data for the fiscal year ended March 31, 2019, and adding the data for the three months ended June 30, 2019.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 (“2019 Annual Report”) and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 (“First Quarter 10-Q”). This summary does not contain all of the information that you should consider before investing in our common stock. In particular, we incorporate by reference important business and financial information into this prospectus supplement. You should read this summary together with the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus, especially the information set forth under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making an investment decision.

Our Company

We are the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the underground construction and infrastructure marketplace. Our broad product line includes corrugated high-density polyethylene (or “HDPE”) pipe and polypropylene (or “PP”) pipe and related water management products complementary to our pipe products. Our products are generally lighter, more durable, more cost effective and easier to install than comparable alternatives made with traditional materials. Following our entrance into the non-residential construction market with the introduction of N-12 corrugated polyethylene pipe in the late 1980s, our pipe has been displacing traditional materials, such as reinforced concrete, corrugated steel and polyvinyl chloride, or PVC, across an ever expanding range of end markets, including non-residential, residential, agriculture and infrastructure applications. We have established a leading position in many of these end markets by leveraging our national sales and distribution platform, our overall product breadth and scale and our manufacturing excellence. In the United States, our national footprint combined with our strong local presence and broad product offering make us the leader in an otherwise highly fragmented sector comprised of many smaller competitors. We believe the ADS brand has long been associated with quality products and market-leading performance. Our trademarked green stripe, which is prominently displayed on many of our products, serves as clear identification of our commitment to the customers and markets we serve.

We believe the increasing acceptance of thermoplastic pipe products in international markets represents an attractive growth opportunity. We further believe our extensive national footprint in the United States creates a cost and service advantage compared to our HDPE pipe producing competitors, the largest of which has only nine HDPE pipe manufacturing plants in the United States and Canada and, according to the December 24, 2018 ranking by Plastics News of Pipe, Profile & Tubing Extruders, had estimated sales of $140 million, or approximately ten times less than our net sales for the fiscal year ended March 31, 2019.

As illustrated in the charts below based on our fiscal 2019 revenue, we provide a broad range of high performance thermoplastic corrugated pipe and related water management products to a highly diversified set of end markets and geographies.

We have a leading domestic and international manufacturing and distribution infrastructure, serving customers in all 50 U.S. states as well as approximately 80 other countries through 56 manufacturing plants and 32 distribution centers, including eight manufacturing plants and five distribution centers owned or leased by our joint ventures. We manufacture our corrugated pipe products in 17 different diameters ranging from 2” to 60” using a continuous extrusion process, where molten polyethylene or polypropylene is pushed through a die into a moving series of corrugated U-shaped molds. Blown air and vacuum are used to form the corrugations of the pipe which is pulled through a corrugator and then cut to length.

We design, manufacture and market a complete line of high performance thermoplastic corrugated pipe and related water management products for use in a wide range of end markets. Our product line includes: single, double and triple wall corrugated polypropylene and polyethylene pipe (or “Pipe”) and a variety of additional water management products (“Allied Products”) including: storm retention/detention and septic chambers; PVC drainage structures; fittings; and water quality filters and separators. We also sell various complementary products distributed through resale agreements, including geotextile products, drainage grates and other products. The table below summarizes the percentage of Net Sales for Pipe and Allied Products.

	2019	2018	2017
Pipe	72%	72%	72%
Allied Products	28%	28%	28%

For the fiscal year ended March 31, 2019, we generated net sales of $1,384.7 million, net income of $81.5 million and Adjusted EBITDA of $232.0 million. For the three months ended June 30, 2019, we generated net sales of $413.7 million, net loss of $227.5 million and Adjusted EBITDA of $80.3 million. As of June 30, 2019, we had $258.4 million of total outstanding debt. For a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, see “—Summary Historical and Unaudited Pro Forma Combined Financial Information of the Company—Company Non-GAAP Measures.”

Recent Developments

Acquisition of Infiltrator

The following summary highlights selected information related to our acquisition of Infiltrator, which we refer to as the “Acquisition.” The summary below may not contain all of the information that is important to you and is qualified in its entirety by more detailed information included or incorporated by reference into this prospectus supplement. The agreement and plan of merger entered into on July 31, 2019 between us and Infiltrator, which we collectively refer to herein as the Merger Agreement, is included as an exhibit to our Current Report on Form 8-K dated August 1, 2019, which is incorporated by reference in this prospectus supplement. The Merger Agreement contains representations warranties and covenants from Infiltrator, which representations and warranties did not survive the consummation of the Merger. The representations and warranties included in the Merger Agreement may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. The Acquisition is subject to certain risks and uncertainties. See “Risk Factors” set forth in our First Quarter 10-Q incorporated by reference in this prospectus supplement. There can be no assurance that the expected benefits of the Acquisition will be realized when expected, or at all.

On July 31, 2019, the Company, Ocean Sub, Inc., a wholly-owned subsidiary of the Company (the “Merger Sub”), Infiltrator and 2461461 Ontario Limited, entered into a merger agreement (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Infiltrator, with Infiltrator continuing as the surviving corporation and a wholly-owned subsidiary of the Company. The closing of the Acquisition took place simultaneously upon the execution of the Merger Agreement (the “Acquisition Closing Date”).

Infiltrator is a leading national provider of plastic leach field chambers and systems, septic tanks and accessories, primarily for use in residential applications. Infiltrator products are used in on-site water treatment systems in the United States and Canada and generated $275.2 million net sales and $9.8 million in net income for the year ended December 31, 2018. Infiltrator has been a longstanding supplier and customer of the Company for over 15 years.

The below charts illustrates Infiltrator’s net sales by product and end-market for the calendar year ended December 28, 2018.

The Company paid an aggregate purchase price of approximately $1.08 billion in cash in connection with the Acquisition (the “Acquisition Consideration”), net of cash acquired of $48.5 million, subject to certain post-closing purchase price adjustments. Each holder of vested and unexercised Infiltrator stock options outstanding as of the Acquisition Closing Date received cash in an amount equal to per share cash portion of Acquisition Consideration in excess of the applicable exercise price per share of such options, subject to adjustment. The

Company financed the Acquisition Consideration with borrowings under the Company’s new credit agreement, which replaced the Company’s existing credit facilities, as further described below.

As a result of the Acquisition, management intends to reassess its presentation of reportable segments. While management has not reached any final conclusions, it is expected that beginning with the quarter ended September 30, 2019, we will report the Infiltrator business as a separate reportable segment.

See “The Acquisition and Related Financing” and “Risk Factors—Risks Relating to the Acquisition of Infiltrator and Related Financings” in this prospectus supplement for additional information.

Strategic Rationale for the Acquisition

We believe that the Acquisition represents a strategically and financially compelling transaction that will add scale and differentiation to our manufacturing and recycling capabilities, enhance our margin and growth profiles and diversify our product and end-market mix. Outlined below are a number of the key operating metrics and business mix statistics that we believe make this transaction compelling:

1.

The presentation of combined figures reflects the aggregate of key operating metrics and business mix statistics, as applicable, for the relevant period, for each of ADS and Infiltrator and does not reflect any pro forma adjustments for the Acquisition and certain other transactions. For additional details regarding such pro forma financial information reflecting the Acquisition and certain other transactions, please refer to “Unaudited Pro Forma Combined Financial Information” included elsewhere in this prospectus supplement.

2.	Excludes $68 million in inter-company sales.
3.	Excludes $20-25 million of run-rate cost savings which are expected to be realized in the first three years.
4.	Manufacturing facilities include facilities related to ADS joint ventures.

Leading water management platform across large and diverse end-markets.

The Acquisition strengthens our position as an industry leading provider of plastic storm water and plastic wastewater solutions globally. We have served the storm water industry for more than 50 years and have over 8.5 billion feet of pipe in service around the world. The Acquisition also adds scale in the on-site wastewater industry. We estimate that the storm water industry is an approximately $6.0 billion industry. We estimate that the on-site septic market is a roughly $1.2 billion industry and that approximately 30% of new North American single-family homes utilize septic systems. Prior to the Acquisition, we estimate that the Infiltrator business had approximately a 54% market share within the on-site leachfield systems market, with traditional stone and pipe solutions holding a 39% market share, and a 15% market share in the on-site septic tanks market, with concrete solutions holding a 76% market share and other plastic providers representing a 9% market share. On a combined basis, we estimate that we had an addressable market opportunity of approximately $7 billion for the twelve month period ended June 30, 2019, with the following splits between end markets: non-residential ($3 billion), residential ($3 billion), infrastructure ($1 billion) and agricultural ($0.2 billion). We believe that we had a combined market share of approximately 23% in non-residential, 14% in residential, 10% in infrastructure and 48% in agricultural end-markets for the twelve month period ended June 30, 2019. In addition, we estimate that 52% of our combined last twelve months net sales were generated from the non-residential end market, 33% from the residential end-market, 8% from the infrastructure end-market and 7% from the agricultural end-market.

Favorable material conversion trends drive attractive growth.

Our plastic products are generally lighter, more durable, more cost effective and easier to install than comparable alternatives made with traditional materials. For example, concrete pipe generally weighs more than 20 times as much per foot as our thermoplastic pipe, resulting in the significant handling advantages that our product line enjoys during installation by contractors. These advantages typically provide our thermoplastic pipe products with an installed cost advantage of approximately 20% over concrete pipe. Over the course of our history, we have driven conversion toward plastic solutions in the storm water industry and we believe that these trends will continue in the future as contractors and customers become more aware of the benefits of our solutions. The on-site septic business shares similar conversion dynamics with our core storm water business, with plastic septic chambers and tanks gaining share over traditional products. We estimate that high density polyethylene & polypropylene market share within the storm water industry was 10%, 20% and 32% in 2000, 2010 and 2019, respectively. Similarly, we estimate that plastic share within the leachfield product category was 44%, 58% and 61% in 2005, 2013 and 2018, respectively. Finally, within the market for plastic septic tanks, we estimate that plastic market share was 15%, 20% and 24% in 2008, 2013 and 2018, respectively.

Our market share model accelerates conversion and drives industry leadership.

Our differentiated market share model is centered on four pillars that include seeking regulatory approvals, earning the acceptance of engineers, improving market awareness for our products and driving success rates across projects. Our internal technical engineering team leverages research, studies and relationships to drive regulatory approvals with local agencies and state Departments of Transportation. The Acquisition adds important regulatory and legislative capabilities, with broad reaching relationships in the water management industry. We have approximately 50 field engineers and more than 40 internal engineers and technicians who are focused on building relationships with civil and private engineering firms to boost acceptance rates. We have over 300 sales and engineering professionals and more than 3,000 distribution partners that are driving market awareness on a daily basis. We leverage technology to ensure that we track projects efficiently and successfully obtain orders where possible.

Differentiated recycling capabilities drive low-cost operating position.

Our long-standing experience manufacturing storm water products from recycled materials allows us to realize reduced input costs that enhance our profitability. We are one of the top ten largest recycling companies in North America and are an industry leader in investing in environmentally-sound solutions. Our commitment to sustainability is core to our business, and our StormTech chambers have managed more that 1.7 billion gallons of storm water run-off while our Barracuda water quality units treat greater than 180,000 gallons of water per minute during storm events. As the sixth largest recycling company in North America, we recycle roughly 400 million pounds of plastic annually by manufacturing our HDPE pipes with roughly 60% recycled content. Infiltrator is a world-class manufacturer of plastic solutions in the on-site septic industry with leading positions in each of its core product offerings. Our combined business benefits from Infiltrator’s differentiated recycling capabilities and position as one of the largest consumers of post-industrial plastic in the United States. In 1991, Infiltrator manufactured the first chamber from 100% recycled materials and in 1995, formally launched the “Champion Recycling facility” which sources and processes consistent materials ranging from post-industrial resins to used carpet, at attractive prices. Sourcing recycled content is less volatile from a pricing perspective than virgin resin, and we estimate that more than 55% of our combined material purchases will be recycled inputs rather than virgin resin (which represents the remaining roughly 42%).

Significant earnings upside from identified synergies and operational initiatives.

Prior to the Acquisition, we had a longstanding commercial relationship with Infiltrator. We have developed an integration strategy that we anticipate will result in run-rate synergies of approximately $4-6 million by year one, $15-18 million by year two and increasing to $20-25 million by year three. In order to realize the benefit of the synergies, we anticipate incurring approximately $7-10 million of potential one-time costs. In addition to the identified one-time cost synergies that we anticipate realizing in the near-to-medium term, we also remain focused on our continuous improvement initiatives.

Attractive margin profile and strong free cash flow provide an opportunity to deleverage.

The Acquisition would have increased our Adjusted EBITDA margins for the twelve months ended June 30, 2019 by 380 basis points. We believe our combined financial profile will provide us with meaningful free cash flow and give us an opportunity to deleverage our balance sheet over the near-term.

Senior Secured Credit Facility

On the Acquisition Closing Date, the Company entered into a credit agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Company, as borrower, Barclays Bank PLC, as administrative agent, the several lenders from time to time party thereto, Barclays Bank PLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, joint bookrunners, syndication agents and documentation agents.

The Credit Agreement provides for a term loan facility in an initial aggregate principal amount of $1.3 billion (the “Term Loan Facility”), a revolving credit facility in an initial aggregate principal amount of up to $350 million (the “Revolving Credit Facility”), a letter of credit sub-facility in the initial aggregate available amount of up to $50 million, as a sublimit of such Revolving Credit Facility) (the “L/C Facility”) and a swing line sub-facility in the aggregate available amount of up to $50 million, as a sublimit of the Revolving Credit Facility (together with the Term Loan Facility, the Revolving Credit Facility and the L/C Facility, the “Senior Secured Credit Facility”).

On the Acquisition Closing Date, the Company borrowed a total of $1.3 billion under the Term Loan Facility and $145 million under the Revolving Credit Facility, which amounts were used to (i) finance the Acquisition Consideration paid in connection with the closing of the Acquisition, (ii) repay the total outstanding amount as of the Acquisition Closing Date under the Company’s PNC Credit Agreement (as defined and described below), (iii) repay outstanding amounts of existing indebtedness incurred by Infiltrator under its outstanding credit facility in effect prior to the Acquisition, and (iv) pay certain transaction fees and expenses associated with the Acquisition and the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement. The Credit Agreement was filed by us as an exhibit to our Current

Report on Form 8-K filed with the SEC on August 1, 2019 and is incorporated by reference into the registration statement to which this prospectus supplement relates. See “The Acquisition and Related Financing” in this prospectus supplement for additional information.

Repayment of Indebtedness under Shelf Note Agreement and PNC Credit Agreement

On July 29, 2019, the Company repaid in full all of its and its subsidiaries indebtedness and other obligations totaling $104,433,182 under that certain Second Amended and Restated Private Shelf Agreement, dated as of June 22, 2017 (as amended, the “Shelf Note Agreement”), by and among the Company, as issuer, the guarantors from time to time a party thereto, PGIM, Inc., as a purchaser and the other purchasers from time to time a party thereto (the “Shelf Noteholders”). The Company repaid the outstanding indebtedness under the Shelf Note Agreement using borrowings from the Company’s then-existing credit facility pursuant to that Second Amended and Restated Credit Agreement, dated as of June 22, 2017 (as amended, the “PNC Credit Agreement”), by and among the Company, as borrower, the guarantors from time to time a party thereto, the lenders from time to time party thereto (the “Prior Lenders”), PNC Bank, National Association, as administrative agent for the lenders party thereto, and the other parties thereto. Concurrently with the repayment, the Shelf Noteholders authorized and directed PNC Bank, National Association, in its capacity as collateral agent to release the security interests and liens securing the Shelf Note Agreement and the Shelf Note Agreement was terminated.

On the Acquisition Closing Date, using borrowings of the Term Loan Facility and the Revolving Credit Facility, the Company repaid in full all of its and its subsidiaries indebtedness and other obligations totaling $239,240,345 under the PNC Credit Agreement. Concurrently with the repayment, all security interests and liens held by the collateral agent on behalf of the Shelf Noteholders and on behalf of the Prior Lenders securing the PNC Credit Agreement were terminated and released and the PNC Credit Agreement was terminated.

See “The Acquisition and Related Financing” in this prospectus supplement for additional information.

Proposed Offering of Senior Notes

Subject to market conditions, upon completion of this offering we intend to promptly commence an offering of up to $500 million of a new series of senior notes (the “Senior Notes”) (the “Senior Note Offering”) through a private placement to certain qualified institutional buyers under Rule 144A or Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The completion of this offering is not conditioned upon the completion of the proposed Senior Note Offering. We intend to use the net proceeds from the Senior Note Offering to pay down existing indebtedness under our Senior Secured Credit Facility incurred in connection with the Acquisition, and for general working capital purposes. There is no assurance that we will commence or complete the Senior Note Offering. This prospectus supplement is not an offer to sell debt securities, including the Senior Notes. Any offer to sell debt securities will be made only by a separate offering document.

Corporate Information

We were founded in 1966 and are a Delaware corporation. Our common stock is listed on the NYSE under the symbol “WMS.” Our principal executive offices are located at 4640 Trueman Boulevard, Hilliard, Ohio 43026, and our telephone number at that address is (614) 658-0050. We refer you to the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as described in the section “Incorporation of Certain Information by Reference” in the accompanying prospectus, for more information about us and our businesses. Our corporate website is www.ads-pipe.com. Information on, and which can be accessed through, our website is not part of, and is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Advanced Drainage Systems, Inc.

Common stock offered	7,500,000 shares (or 8,625,000 shares if the underwriters exercise in full their option to purchase additional shares).

Common stock outstanding immediately after this offering	65,279,302 shares (or 66,404,302 shares if the underwriters exercise in full their option to purchase additional shares).

Option to purchase additional shares of common stock	The underwriters have a 30-day option to purchase up to an additional shares of common stock from us.

New York Stock Exchange symbol	“WMS.”

Use of proceeds	We intend to use the net proceeds from this offering to pay down existing indebtedness under our Senior Secured Credit Facility. We intend to use the remaining proceeds (if any) for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	A portion of the net proceeds from this offering will be used to pay down existing indebtedness under our Senior Secured Credit Facility as further described above under “—Recent Developments.” Because an affiliate of each of Barclays Capital Inc., Morgan Stanley & Co. LLC, BofA Securities, Inc. and PNC Capital Markets LLC are lenders under our Senior Secured Credit Facility and each will receive 5% or more of the net proceeds of this offering as a result of the partial repayment of the outstanding borrowings under our Senior Secured Credit Facility, Barclays Capital Inc., Morgan Stanley & Co. LLC, BofA Securities, Inc. and PNC Capital Markets LLC are each deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc., or FINRA. As a result, this offering is being made in compliance with Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market” exists in the shares, as that term is defined in Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Risk Factors	An investment in our common stock involves risk. You should carefully consider the information set forth in the section entitled “Risk factors” in this prospectus supplement, In Part I—Item 1A, “Risk Factors,” of the 2019 Annual Report and in Part II—Item 4, “Risk Factors,” of the First Quarter 10-Q, each incorporated by reference in this prospectus supplement.

The number of shares of common stock to be outstanding immediately following this offering is based on 57,779,302 shares of our common stock outstanding as of June 30, 2019 and excludes:

•	41,559 shares of restricted stock outstanding as of June 30, 2019 under our 2008 Restricted Stock Plan;

•	261,568 shares of restricted stock outstanding as of June 30, 2019 under our 2017 Omnibus Plan;

•	241,134 shares of performance stock units as of June 30, 2019 under our 2017 Omnibus Plan;

•	79,403 shares of common stock issuable upon exercise of options outstanding as of June 30, 2019 at a weighted average exercise price of $14.61 per share under our 2000 Incentive Stock Option Plan;

•

1,840,586 shares of common stock issuable upon exercise of options outstanding as of June 30, 2019 at a weighted average exercise price of $20.44 per share under our 2013 Stock Option Plan and 2017 Omnibus Plan; and

•	2,109,591 shares of common stock reserved for future issuance as of June 30, 2019 under our 2017 Omnibus Plan.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares.

Certain members of our management have indicated an interest in purchasing up to 2% in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of those members of management, or any of those members of management may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering.

Summary Historical and Unaudited Pro Forma Combined Financial Information of the Company

The following table sets forth summary historical consolidated financial information for the Company as of and for the three months ended June 30, 2019 and 2018 and the fiscal years ended March 31, 2019, 2018 and 2017 and summary pro forma financial information for the Company as of and for the three months ended June 30, 2019 and the fiscal year ended March 31, 2019.

The following consolidated statement of operations and consolidated statement of cash flows data for the years ended March 31, 2019, 2018 and 2017, and consolidated balance sheet data as of March 31, 2019 and 2018, were derived from our audited consolidated financial statements. The following condensed consolidated statement of operations and condensed consolidated statement of cash flows data for the three months ended June 30, 2019 and 2018 and condensed consolidated balance sheet data as of June 30, 2019, , were derived from our unaudited condensed consolidated financial statements, which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such periods. The results for the three months ended June 30, 2019 are not necessarily indicative of results to be expected for the fiscal year ending March 31, 2020 or any interim period or any future period or year.

We have incorporated by reference herein our consolidated financial statements as of March 31, 2019 and 2018, and for the years ended March 31, 2019, 2018 and 2017, from our 2019 Annual Report, and our condensed consolidated financial statements as of June 30, 2019, and for the three months ended June 30, 2019 and 2018, from our First Quarter Form 10-Q. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes thereto included in our 2019 Annual Report and our First Quarter Form 10-Q, each incorporated by reference in this prospectus supplement. This information is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

The following summary unaudited pro forma financial information as of and for the three months ended June 30, 2019 and for the fiscal year ended March 31, 2019 are derived from our unaudited pro forma financial information that are included elsewhere in this prospectus supplement. The summary unaudited pro forma financial information as of and for the three months ended June 30, 2019 and for the year ended March 31, 2019 have been prepared to reflect the Acquisition and other transactions described under “Unaudited pro forma combined financial information,” including the completion of this offering and the use of proceeds therefrom, as if these transactions occurred on April 1, 2018 for the unaudited pro forma combined statements of operations data and June 30, 2019 for the unaudited pro forma balance sheet data. The following summary unaudited pro forma financial information is presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor are they indicative of future operating results.

The unaudited combined pro forma financial information has been prepared in advance of closing of the Acquisition; the final amounts recorded upon the closing of the Acquisition may differ materially from the information presented. The unaudited combined pro forma financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited combined pro forma financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited combined pro forma financial information and the Company’s future results of operations and financial position.

	Pro Forma		Historical
	Three Months Ended June 30, 2019	Fiscal Year Ended March 31, 2019	Three Months Ended June 30,		Fiscal Year Ended March 31,
(Amounts in thousands, except per share data)			2019	2018	2019	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated statement of operations data:
Net sales	$483,944	$1,608,450	$413,708	$387,847	$1,384,733	$1,330,354	$1,257,261
Cost of goods sold	339,470	1,170,980	307,256	288,156	1,057,766	1,027,873	961,451
Cost of goods sold—ESOP special dividend compensation	168,610	—	168,610	—	—	—	—

Gross profit	(24,136)	437,470	(62,158)	99,691	326,967	302,481	295,810
Selling expenses	29,780	107,907	26,365	24,165	96,335	92,764	91,475
General and administrative expenses	34,205	116,538	31,433	21,382	89,692	98,392	110,950
Selling, general and administrative—ESOP special dividend compensation	78,142	—	78,142	—	—	—	—
Loss on disposal of assets and costs from exit and disposal activities	707	3,669	707	1,104	3,647	15,003	8,509
Intangibles amortization	12,549	49,507	1,542	1,984	7,880	8,068	8,548

Income from operations	(179,519)	159,849	(200,347)	51,056	129,413	88,254	76,328
Interest expense	18,001	72,582	5,264	3,802	18,618	15,262	17,467
Derivative (gains) losses and other (income) expense, net	(11)	(433)	(96)	(814)	(815)	(3,950)	(5,970)

Income before income taxes	197,509	87,700	(205,515)	48,068	111,610	76,942	$64,831
Income tax expense	23,225	22,975	22,370	14,284	30,049	11,411	24,615
Equity in net loss of unconsolidated affiliates	(434)	95	(434)	133	95	739	4,308

Net income (loss)	(220,300)	64,630	(227,451)	33,651	81,466	64,792	35,908
Less: net income attributable to noncontrolling interest	(1,095)	3,694	(1,095)	1,371	3,694	2,785	2,958

Net income (loss) attributable to ADS	$219,205	$60,936	$(226,356)	$32,280	$77,772	$62,007	$32,950

Weighted average common shares outstanding:
Basic	65,076	64,525	57,576	56,594	57,025	55,696	54,919
Diluted	65,076	65,111	57,576	57,158	57,611	56,334	55,624
Net income (loss) per share
Basic	$(3.48)	$0.86	$(4.06)	$0.51	$1.23	$1.00	$0.51
Diluted	$(3.48)	$0.85	$(4.06)	$0.51	$1.22	$0.99	$0.50
Cash dividends declared per share	$1.09	$0.32	$1.09	$0.08	$0.32	$0.28	$0.24

	Pro Forma	Historical
	As of June 30, 2019	As of June 30,		As of March 31,
(Amounts in thousands)		2019	2018	2019	2018	2017
	(unaudited)	(unaudited)	(unaudited)
Consolidated balance sheet data:
Cash	$15,949	$9,357	$18,394	$8,891	$17,587	$6,450
Working capital (1)	297,444	236,672	284,339	260,228	237,210	184,812
Total assets	2,291,758	1,068,415	1,090,906	1,042,159	1,043,242	1,046,285
Long-term debt	1,115,374	230,337	278,561	208,602	270,900	310,849
Long-term finance lease obligations	56,368	56,368	57,388	61,555	59,963	58,710
Total liabilities	1,612,270	608,074	626,328	541,524	609,433	695,850
Total mezzanine equity (2)	248,157	248,157	108,039	102,322	109,550	112,825
Total stockholders’ equity	431,331	212,184	356,539	398,313	324,259	237,610
Consolidated statement of cash flows data:
Net cash provided by operating activities		$62,840	$9,831	$151,678	$137,120	$104,239
Net cash used in investing activities		(9,736)	(6,983)	(42,544)	(30,445)	(61,259)
Net cash used in financing activities		(52,633)	(1,598)	(117,655)	(94,953)	(42,825)
Other financial data:
Adjusted EBITDA (Non-GAAP) (3)		$80,296	$75,143	$231,960	$210,230	$193,371
Capital expenditures		(9,723)	(6,874)	(43,412)	(41,709)	(46,676)
Free Cash Flow (Non-GAAP) (3)		$53,117	$2,957	$108,266	$95,411	$57,563

(1)	Working capital is equal to current assets less current liabilities. Working capital is an indication of liquidity and potential need for short term funding.

(2)

Our mezzanine equity consists of the redeemable convertible preferred stock held by our Employee Stock Ownership Plan (“ESOP”). Prior to the acquisition of the noncontrolling interest in third quarter of fiscal 2019, the redeemable noncontrolling interest in subsidiaries related to the noncontrolling interest in the BaySaver joint venture.

(3)	For a reconciliation of the most directly comparable GAAP financial measures to Adjusted EBITDA and Free Cash Flow, see “—Company Non-GAAP Measures” below.

Company Non-GAAP Measures

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to Net income (loss), the most comparable GAAP measure, for each of the periods indicated.

	Three Months Ended June 30,		Fiscal Year Ended March 31,			Twelve Months Ended June 30, 2019*
(Amounts in thousands)	2019	2018	2019	2018	2017
Net income (loss)	$(227,451)	$33,651	$81,466	$64,792	$35,908	$(179,636)
Depreciation and amortization	16,694	17,827	71,900	75,003	72,355	70,767
Interest expense	5,264	3,802	18,618	15,262	17,467	20,080
Income tax expense	22,370	14,284	30,049	11,411	24,615	38,135

EBITDA	(183,123)	69,564	202,033	166,468	150,345	(50,654)
Loss on disposal of assets or businesses	707	1,104	3,647	15,003	8,509	3,250
ESOP and Stock-based compensation expense	7,425	5,580	21,828	18,845	17,875	23,673
ESOP special dividend compensation (1)	246,752	—	—	—	—	246,752
Transaction costs (2)	4,245	256	699	1,362	372	4,688
Derivative fair value adjustments	62	(12)	634	(443)	(10,921)	—
Restatement -related costs	—	(1,231)	(1,924)	4,227	24,026	—
Strategic growth and operational improvement initiatives (3)	2,195	—	3,450	—	—	5,645
Other adjustments (4)	2,033	(118)	1,593	4,768	3,165	3,759

Adjusted EBITDA	$80,296	$75,143	$231,960	$210,230	$193,371	$237,113

Adjusted EBITDA Margin	19.4%	19.4%	16.8%	15.8%	15.4%	16.8%

*

The information presented for the twelve months ended June 30, 2019 was calculated by subtracting the data for the three months ended June 30, 2018, from data for the fiscal year ended March 31, 2019 and adding the data for the three months ended June 30, 2019.

(1)

In the first quarter of fiscal 2020, the Company paid a special dividend of $1.00 per share. The dividend was used to pay back a portion of the ESOP loan resulting in $246.8 million in additional stock-based compensation.

(2)

Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with the PNC Credit Agreement and Shelf Note Agreement and potential business or asset acquisitions and dispositions.

(3)

Represents professional fees incurred in connection with our strategic growth and operational improvement initiatives, which include various market feasibility assessments and acquisition strategies, along with our operational improvement initiatives, which include evaluation of our manufacturing network and improvement initiatives.

(4)

Includes foreign currency transaction (gains) losses, the proportional share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which are accounted for under the equity method of accounting, contingent consideration remeasurement and executive retirement expense (benefit). The other adjustments in fiscal 2020 also includes expenses related to the ADS Mexicana’s investigation. The other adjustments for fiscal 2019 also includes insurance proceeds received in connection with the Company’s restatement of prior period financial statements as reflected on the Company’s Form 10-K for the fiscal year ended March 31, 2015 and the Form 10-K for the fiscal year ended March 31, 2016, as amended.

The following table presents a reconciliation of Free Cash Flow to Cash flow from operating activities, the most comparable GAAP measure, for each of the periods indicated.

	Three Months Ended June 30,		Fiscal Year Ended March 31,
(Amounts in thousands)	2019	2018	2019	2018	2017
Cash flow from operating activities	$62,840	$9,831	$151,678	$137,120	$104,239
Capital expenditures	(9,723)	(6,874)	(43,412)	(41,709)	(46,676)

Free Cash Flow	$53,117	$2,957	$108,266	$95,411	$57,563

Free Cash Flow Conversion	66.2%	3.9%	46.7%	45.4%	29.8%

The following tables present a calculation of Adjusted EBITDA, Free Cash Flow, Net Sales and Gross Profit for the twelve months ended June 30, 2019.

	Twelve Months Ended March 31, 2019	Three Months Ended		Twelve Months Ended June 30, 2019
		June 30, 2018 (1)	June 30, 2019
Net income (loss)	$81,466	(33,651)	(227,451)	$(179,636)
Depreciation and amortization	71,900	(17,827)	16,694	70,767
Interest expense	18,618	(3,802)	5,264	20,080
Income tax expense	30,049	(14,284)	22,370	38,135

EBITDA	202,033	(69,564)	(183,123)	(50,654)
Loss on disposal of assets or businesses	3,647	(1,104)	707	3,250
ESOP and stock-based compensation expense	21,828	(5,580)	7,425	23,673
ESOP special dividend compensation	—	—	246,752	246,752
Transaction costs	699	(256)	4,245	4,688
Derivative fair value adjustments	634	12	62	708
Restatement-related costs	(1,924)	1,231	—	(693)
Strategic growth and operational improvement initiatives	3,450	—	2,195	5,645
Other Adjustments	1,593	118	2,033	3,744

Adjusted EBITDA	$231,960	$(75,143)	$80,296	$237,113

Adjusted EBITDA Margin	16.8%			16.8%

	Twelve Months Ended March 31, 2019	Three Months Ended		Twelve Months Ended June 30, 2019
		June 30, 2018 (1)	June 30, 2019
Cash flow from Operations	$151,678	(9,831)	62,840	$204,687
Capital Expenditures	(43,412)	6,874	(9,723)	(46,261)

Free Cash Flow	$108,266	$(2,957)	$53,117	$158,426

Free Cash Flow Conversion	46.7%			66.8%

	Twelve Months Ended March 31, 2019	Three Months Ended		Twelve Months Ended June 30, 2019
		June 30, 2018 (1)	June 30, 2019
Net Sales	$1,384,733	(387,847)	413,708	$1,410,594
Gross Profit	326,967	(99,691)	(62,158)	165,118

(1)	In order to calculate the twelve months ended June 30, 2019, this column is reflected as the inverse of its reported value.

Summary Historical Consolidated Financial Information of Infiltrator

The following table sets forth the summary historical consolidated financial information of Infiltrator for the periods indicated. The summary consolidated statements of operations and comprehensive income (loss) and consolidated statement of cash flows information is presented below for the three years ended December 28, 2018, December 29, 2017 and December 30, 2016 and the consolidated balance sheet information as of December 28, 2018 and December 29, 2017 have been derived from the audited consolidated financial statements of Infiltrator incorporated by reference into this prospectus supplement. The summary condensed consolidated statements of operations and comprehensive income and condensed consolidated statement of cash flows for the six months ended July 5, 2019 and June 29, 2018 and the condensed consolidated balance sheet information as of July 5, 2019 have been derived from the unaudited condensed consolidated financial statements of Infiltrator incorporated by reference into this prospectus supplement which, in the opinion of the Company’s management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Infiltrator’s financial position and results of operations for such period. The historical results presented below are not necessarily indicative of financial results to be achieved by the Company following the Acquisition. You should read the summary historical consolidated financial information together with the historical consolidated financial statements of Infiltrator and the related notes incorporated by reference into this prospectus supplement. See “Where you can find more information” in this prospectus supplement.

	Six Months Ended		Year Ended
	July 5, 2019	June 29, 2018	December 28, 2018	December 29, 2017	December 30, 2016
Consolidated statement of operations data: (Amounts in thousands)
Net sales	$160,913	$135,903	$275,198	$255,226	$233,394
Cost of goods sold	95,355	86,475	173,252	170,398	163,050

Gross profit	65,558	49,428	101,946	84,828	70,344
Selling, General, and Administrative Expenses	15,736	13,196	28,000	25,835	19,761
Transaction related expenses	1,165	252	252	931	—
Legal settlement	—	—	7,500	—	—
Amortization expense related to intangible assets	15,560	15,590	31,180	30,566	31,241
Research and development	1,095	968	1,939	764	1,258
Loss on sale of property, plant, and equipment	—	23	23	82	—

Operating income	32,002	19,399	33,052	26,650	18,084
Other income (expense):
Interest expense-net	(11,074)	(9,648)	(19,580)	(23,707)	(24,260)
Other expense-net	(200)	(160)	(319)	(280)	(295)

Income from operations before income taxes	20,728	9,591	13,153	2,663	(6,471)
Income tax expense (benefit)	4,018	2,670	3,334	(40,142)	(86)

Net income (loss)	$16,710	$6,921	$9,819	$42,805	$(6,385)

	July 5, 2019	December 28, 2018	December 29, 2017
Consolidated balance sheet data: (Amounts in thousands)
Cash	$48,489	$101,346	$57,827
Working capital (a)	89,985	124,397	84,974
Total assets	663,290	651,051	642,696
Long-term debt	326,390	326,668	321,332
Total liabilities	418,959	423,880	426,520
Total stockholders’ equity	244,331	227,171	216,176

(1)	Working capital is equal to current assets less current liabilities.

	Six Months Ended		Year Ended
	July 5, 2019	June 29, 2018	December 28, 2018	December 29, 2017	December 30, 2016
Consolidated statement of cash flows data:
Net cash provided by operating activities	$14,480	$20,532	$60,889	$51,497	$31,325
Net cash used in investing activities	(66,111)	(6,887)	(13,300)	(10,652)	(13,877)
Net cash used in financing activities	(1,226)	(2,834)	(4,070)	(11,978)	(3,411)
Other financial data:
Adjusted EBITDA (Non-GAAP) (1)	$55,363	$43,263	$88,682	$80,139	$69,626
Capital expenditures	(11,963)	(5,948)	(12,361)	(10,652)	(13,877)
Free Cash Flow (Non-GAAP) (1)	$2,517	$14,584	$48,528	$40,845	$17,448

(1)	For a reconciliation of the most directly comparable GAAP financial measures to Adjusted EBITDA and Free Cash Flow, see “—Infiltrator Non-GAAP Measures” below.

Infiltrator Non-GAAP Measures

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to Net income (loss), the most comparable GAAP measure, for each of the periods indicated.

	Six Months Ended		Year Ended
	July 5, 2019	June 29, 2018	December 28, 2018	December 29, 2017	December 30 2016
Net income (loss)	$16,712	$6,920	$9,820	$42,804	$(6,386)
Depreciation and amortization	21,947	23,361	47,198	52,024	51,555
Interest expense	11,074	9,648	19,580	23,707	24,260
Income taxes	4,018	2,670	3,334	(40,142)	(86)

EBITDA	53,751	42,599	79,932	78,393	69,343
Loss on disposal of assets and costs from exit and disposal activities	—	23	23	82	—
Contingent consideration measurement	—	39	39	931	—
Stock-based compensation expense	447	350	936	733	283
Legal settlement	—	—	7,500	—	—
Transaction costs	1,165	252	252	—	—

Adjusted EBITDA	$55,363	$43,263	$88,682	$80,139	$69,626

Adjusted EBITDA Margin	34.4%	31.8%	32.2%	31.4%	29.8%

The following table presents a reconciliation of Free Cash Flow to Cash flow from operating activities, the most comparable GAAP measure, for each of the periods indicated.

	Six Months Ended		Year Ended
	July 5, 2019	June 29, 2018	December 28, 2018	December 29, 2017	December 30, 2016
Cash Flow from Operations	$14,480	$20,532	$60,889	$51,497	$31,325
Capital Expenditures	(11,963)	(5,948)	(12,361)	(10,652)	(13,877)

Free Cash Flow	$2,517	$14,584	$48,528	$40,845	$17,448

Free Cash Flow Conversion	4.5%	33.7%	54.7%	51.0%	25.1%

The following tables present a calculation of Adjusted EBITDA, Free Cash Flow, Net Sales and Gross Profit for the twelve months ended July 5, 2019.

	Twelve Months Ended December 28, 2018	Six Months Ended		Twelve Months Ended July 5, 2019
		June 29, 2018 (1)	July 5, 2019
Net income (loss)	$9,820	$(6,920)	$16,712	$19,612
Depreciation and amortization	47,198	(23,361)	21,947	45,784
Interest expense	19,580	(9,648)	11,074	21,006
Income taxes	3,334	(2,670)	4,018	4,682

EBITDA	79,932	(42,599)	53,751	91,084
Loss on disposal of assets and costs from exit and disposal activities	23	(23)	—	—
Stock-based compensation expense	936	(350)	447	1,033
Legal settlement	7,500	—	—	7,500
Contingent consideration measurement	39	(39)	—	—
Transaction costs	252	(252)	1,165	1,165

Adjusted EBITDA	$88,682	$(43,263)	$55,363	$100,782

Adjusted EBITDA Margin	32.2%			33.6%

	Twelve Months Ended December 28, 2018	Six Months Ended		Twelve Months Ended July 5, 2019
		June 29, 2018 (1)	July 5, 2019
Cash flow from Operations	$60,889	$(20,532)	$14,480	$54,837
Capital Expenditures	(12,361)	5,948	(11,963)	(18,376)

Free Cash Flow	$48,528	$(14,584)	$2,517	$36,461

Free Cash Flow Conversion	54.7%			36.2%

	Twelve Months Ended December 28, 2018	Six Months Ended		Twelve Months Ended July 5, 2019
		June 29, 2018 (1)	July 5, 2019
Net sales	$275,198	$(135,903)	$160,913	$300,208
Gross profit	101,946	(49,428)	65,558	118,076

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you make your investment decision, you should carefully consider the risks described below and the other information contained or incorporated in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes and Infiltrator’s consolidated financial statements and the related notes. If any of the following risks actually occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Common Stock and This Offering

Our ability to make future dividend payments, if any, may be restricted.

We have a history of paying dividends to our stockholders when sufficient cash is available, and we currently intend to pay dividends in the future after this offering. Any determination to pay dividends on our capital stock in the future will be at the discretion of our board of directors, subject to applicable laws and the provisions of our amended and restated certificate of incorporation (including those relating to the payment of dividends on our convertible preferred stock), and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors considers relevant. For more information on our convertible preferred stock, see “Description of Capital Stock—Preferred Stock” in the accompanying prospectus. In addition, the terms of our Senior Secured Credit Facility contains restrictions on our ability to pay dividends. Also, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

We recently declared a special cash dividend of $1.00 per share, paid on June 14, 2019 to stockholders of record as of the close of business on June 3, 2019, in addition to our quarterly cash dividend. The fact that we declared a special dividend and have declared quarterly cash dividends does not suggest, and stockholders should not expect, that our board of directors will declare a regular or special cash dividend in the future. Any future dividends will depend on a variety of factors, including our liquidity and balance sheet position, solvency, strength of operations, product successes, research and development needs and other factors.

We cannot assure our stockholders that an active market for shares of our common stock can be sustained and the market price of our common stock may be volatile and could decline in the future.

We cannot assure you that an active public market for our common stock will be sustained. In the absence of a public trading market, you may not be able to liquidate your investment in our common stock. The market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

•	industry or general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	changes in our customers’ preferences;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	action by institutional stockholders or other large stockholders, including future sales;

•	speculation in the press or investment community;

•	investor perception of us and our industry;

•	changes in market valuations or earnings of similar companies;

•	announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;

•

developments or disputes concerning patents or proprietary rights, including increases or decreases in litigation expenses associated with intellectual property lawsuits we may initiate, or in which we may be named as defendants;

•	failure to complete significant sales;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.

In particular, we cannot assure you that you will be able to resell your shares of our common stock at or above the price paid by you for such shares. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.

Future sales of shares by existing stockholders, including our ESOP, could cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. Based on shares outstanding as of June 30, 2019, upon completion of this offering, we will have 65,279,302 outstanding shares of common stock, excluding 303,127 outstanding shares of our restricted stock, a significant portion of which are freely tradeable without restriction under the Securities Act, unless held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, or subject to lock-up agreements as described below. The remaining shares of common stock outstanding upon completion of this offering are restricted securities within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 under the Securities Act, subject to the terms of the lock-up agreements. We have filed two registration statements on Form S-8 under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of stock options granted under our plans and shares of restricted stock upon satisfaction of all vesting conditions are also freely tradable under the Securities Act, subject to the terms of the lock-up agreements, unless purchased by our affiliates. As of June 30, 2019, there were stock options outstanding to purchase a total of approximately 1,919,989 shares of our common stock. In addition, approximately 2,109,591 shares of common stock are available for grant under our 2017 Omnibus Plan.

We, our executive officers and directors prior to this offering have agreed to a “lock-up,” meaning that, subject to certain exceptions, neither we nor they will sell any shares of our common stock without the prior consent of Barclays Capital Inc. and Morgan Stanley & Co. LLC, as the representatives of the underwriters, for 90 days after the date of this prospectus supplement in our case and, 60 days after the date of this prospectus supplement, in the case of certain of our executive officers and directors. Following the expiration of the applicable lock-up period, approximately 12,098,521 million shares of our common stock will be eligible for future sale by our directors and executive officers, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. Certain of our significant stockholders may distribute shares that they hold to their investors who themselves may then sell into the public market. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. Barclays Capital Inc. and Morgan Stanley & Co. LLC, as the representatives of the underwriters, may, in their sole discretion and at any time, release all or any portion of the securities subject to lock-up agreements entered into in connection with this offering. See “Underwriting.”

All of the shares of our convertible preferred stock held by our ESOP may be converted into our common stock at any time by action of the ESOP trustee, and will be automatically converted into our common stock upon distributions of such shares allocated to the ESOP accounts of ESOP participants upon a distribution event such as retirement or other termination of employment. Such distributed common stock will not be subject to any lock-up agreement and will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. As of June 30, 2019, there were approximately 22,383,938 shares of convertible preferred stock held by our ESOP, which in aggregate could be converted into approximately 17,217,725 shares of our common stock. All of these shares will be eligible for future sale, either by the ESOP trustee or by ESOP participants, subject to the limitations of Rule 144. After the completion of this offering, the convertible preferred stock held by our ESOP will account for approximately 21% of our common stock on a fully-converted basis.

In the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of these analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Future offerings of debt or equity securities that rank senior to our common stock may adversely affect the market price of our common stock.

If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Subject to market conditions, upon completion of this offering we intend to promptly commence an offering of the Senior Notes through a private placement to certain qualified institutional buyers under Rule 144A or Regulation S of the Securities Act, see “Prospectus Supplement Summary—Recent Developments—Proposed Offering of Senior Notes.” The Senior Notes will be senior unsecured obligations of the Company and will rank senior to our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution of the percentage ownership of the holders of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their shareholdings in us.

Our directors, officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

Prior to completion of this offering, our directors, officers and principal stockholders and their affiliates collectively own approximately 48% of our outstanding shares of common stock. Additionally, our ESOP holds convertible preferred stock that converts into a substantial number of shares of our common stock and, prior to conversion, is entitled to vote on a one-for-one basis on any matter requiring the vote or consent of our stockholders, voting together with our common stock as a single class unless otherwise required by law. Thus, the collective voting power of our directors, officers and principal stockholders and their affiliates prior to completion of this offering is approximately 62%, inclusive of the outstanding shares of convertible preferred stock held by the ESOP. After this offering, assuming no exercise of the underwriters’ option to purchase additional shares and subject to the participation of certain members of our management in this offering as described below, our directors, officers and principal stockholders and their affiliates collectively will hold approximately 57% of our voting power, inclusive of the outstanding shares of convertible preferred stock held by the ESOP. As a result, these stockholders, if they act together, may be able to control our management and affairs and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change of control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders. Certain members of our management have indicated an interest in purchasing up to 2% in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of those members of management, or any of those members of management may determine to purchase more, fewer or no shares in this offering. The foregoing discussion does not give effect to any potential purchases by these management members in this offering.

The trustee of our ESOP has certain limited powers to vote a large block of shares on matters presented to stockholders for approval.

In general, the ESOP trustee votes the shares of convertible preferred stock held by the ESOP as directed by the ESOP’s participants. Consequently, the ESOP trustee has the ability to vote a significant block of shares on certain matters presented to stockholders for approval. Each participant in the ESOP may direct the ESOP trustee on how to vote the shares of convertible preferred stock allocated to the participant’s ESOP accounts; and the ESOP trustee must vote any unallocated stock and allocated stock for which no participant instructions were received in the same proportion as the allocated stock for which participants’ voting instructions have been received is voted.

We have broad discretion in the use of the net proceeds from this offering and our existing cash and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” as well as our existing cash and cash equivalents, and you will be relying on the judgment of our management regarding such application. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our management might not apply the net proceeds or our existing cash in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering or our existing cash and cash equivalents in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Risks Relating to Our Acquisition of Infiltrator and Related Financings

We may be unable to successfully integrate our and Infiltrator’s businesses in order to realize the anticipated benefits of the Acquisition or do so within the intended timeframe.

We will be required to devote significant management attention and resources to integrating the business practices and operations of Infiltrator with our business. We may be unable to realize the planned synergies from the acquisition or other benefits in the timeframe that we expect or at all. We continue to assess synergies that we may realize as a combined company, the realization of which will depend on a number of factors.

The success of the Acquisition, including anticipated synergies, benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate our current operations with Infiltrator’s business. If we experience difficulties with the integration process or other unforeseen costs, the anticipated benefits and cost savings of the acquisition may not be realized fully or at all, or may take longer to realize than expected. Any failure to timely realize these anticipated benefits could have a material adverse effect on our business, operating results and financial condition. The integration planning and implementation process will result in significant costs and divert management attention and resources. These integration matters could have an adverse effect on our combined company for an undetermined period after completion of the acquisition. In addition, even if the operations of Infiltrator are integrated successfully, the full benefits of the Acquisition, including the synergies, cost savings, growth opportunities or earnings accretion that are expected, could be less than anticipated, or otherwise offset by other factors.

Additional difficulties we may encounter as part of the integration process include the following:

•	the costs of integration and compliance and the possibility that the full benefits anticipated to result from our acquisition of Infiltrator will not be realized;

•	any delay in the integration of management teams, strategies, operations, products and services;

•	diversion of the attention of each company’s management as a result of our acquisition of Infiltrator;

•	differences in business backgrounds, corporate cultures and management philosophies that may delay successful integration;

•	the ability to retain key employees;

•	the ability to create and enforce uniform standards, controls, procedures, policies and information systems;

•

the challenge of integrating complex systems, technology, networks and other assets of Infiltrator into those of ours in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the acquisition, including costs to integrate Infiltrator beyond current estimates; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these factors could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or our ability to achieve the anticipated benefits of the Acquisition or could reduce each company’s earnings or otherwise adversely affect our business and financial results after the Acquisition. These risks are not limited to our acquisition of Infiltrator and could also apply to our future acquisitions.

Uncertainties associated with our acquisition of Infiltrator may cause a loss of management personnel and other key employees, which could adversely affect our future business, operations and financial results.

We are dependent on the experience and industry knowledge of senior management and other key employees to execute our business plans, which could be disrupted by the unanticipated departure of any key member of our management team or employee base, as well as management or key employees of Infiltrator. Our and Infiltrator’s current and prospective employees may experience uncertainty about their roles within our company, which may have an adverse effect on the ability of each of us to attract or retain key management and other key personnel.

Accordingly, no assurance can be given that we will be able to attract or retain our and Infiltrator’s key management personnel and other key employees to the same extent that our companies have previously been able to attract or retain such employees. In addition, because of the specialized and technical nature of our business, our future performance is dependent on the continued service of, and on our ability to attract and retain, qualified management, engineering, technical, marketing and support personnel. Competition for such personnel is intense, and we may be unable to continue to attract or retain such personnel.

Our results after our acquisition of Infiltrator may suffer if we do not effectively manage our expanded operations following the Acquisition.

Following our acquisition of Infiltrator, the size and complexity of our business has increased significantly beyond the size of our or Infiltrator’s separate businesses. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and new types of manufacturing processes and products and associated increased costs and complexity. There can be no assurances that we will realize the expected benefits currently anticipated from our acquisition of Infiltrator.

The business of Infiltrator may underperform relative to our expectations.

We may not be able to maintain the levels of revenue, earnings or operating efficiency that we and Infiltrator have achieved or might achieve separately. The business and financial performance of Infiltrator is subject to certain risks and uncertainties, including the risk of the loss of, or changes to, its relationships with its customers. We may be unable to achieve the same growth, revenues and profitability that Infiltrator has achieved in the past.

The unaudited pro forma financial information related to the Acquisition may not accurately reflect our financial position or results of operations.

The unaudited pro forma financial information included in “Unaudited Pro Forma Combined Financial Information” contained in this prospectus supplement, was presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the Acquisition been completed on the dates indicated. The unaudited pro forma financial information was derived from our audited and unaudited historical financial statements along with those of Infiltrator, and certain adjustments and assumptions were made regarding the combined company after giving effect to the Acquisition. The assets and liabilities of Infiltrator were measured at fair value based on various preliminary estimates using assumptions that Infiltrator’s management believed to be reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Acquisition. Any potential decline in our financial condition or results of operations may cause significant variations in the trading price of our common stock following the Acquisition.

We borrowed under our new Credit Agreement to finance our acquisition of Infiltrator. Any failure by us to comply with operating and financial restrictions and covenants under the new Senior Secured Credit Facility could result in the accelerated maturity of debt obligations, which could materially and adversely affect our liquidity.

In connection with our acquisition of Infiltrator, we replaced our PNC Credit Agreement and Shelf Note Agreement with the Senior Secured Credit Facility under the new Credit Agreement, which was used to finance the Acquisition, see “Recent Developments Repayment of Indebtedness under Shelf Note Agreement and PNC

Credit Agreement.” The new Credit Agreement contains numerous restrictive covenants that limit our discretion in the operation of our business, which could, in turn, have a materially adverse effect on our business, financial condition and results of operations. If we are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required repayments under the Credit Agreement, or if we fail to comply with the terms, we could trigger an event of default under the Credit Agreement. Any default that is not cured or waived could result in the acceleration of the obligations under the Credit Agreement. Any such default which actually causes an acceleration of obligations could have a material adverse effect on our liquidity and financial condition. Additionally, the covenants in the Credit Agreement may restrict the conduct of our business, which could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that may be beneficial to our business. Our ability to comply with covenants contained in the Credit Agreement may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference forward-looking statements. Some of the forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They appear in a number of places throughout this prospectus supplement and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our consolidated results of operations, financial condition, liquidity, prospects and growth strategies and the industries in which we operate and including, without limitation, statements relating to our future performance.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual consolidated results of operations, financial condition and liquidity, and industry development may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus supplement. In addition, even if our consolidated results of operations, financial condition and liquidity, and industry development are consistent with the forward-looking statements contained in this prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including the risks and uncertainties discussed in this prospectus supplement under the headings “Prospectus Supplement Summary” and “Risk Factors.” Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner;

•

volatility in general business and economic conditions in the markets in which we operate, including without limitation factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence;

•	cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending;

•

the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials;

•	uncertainties surrounding the integration of acquisitions and similar transactions, including the recently completed acquisition of Infiltrator and the integration of Infiltrator;

•	our ability to realize the anticipated benefits from the acquisition of Infiltrator;

•	risks that the acquisition of Infiltrator and related transactions may involve unexpected costs, liabilities or delays

•	our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and additional water management products;

•	the effect of weather or seasonality;

•	the loss of any of our significant customers;

•	the risks of doing business internationally, such as our exposure to political, economic and regulatory risks including sanctions laws;

•

our ability to remediate the material weakness in our internal control over financial reporting, including remediation of the control environment for our joint venture affiliate ADS Mexicana, S.A. de C.V. as described in “Item 9A. Controls and Procedures” of our 2019 Annual Report;

•	the risks of conducting a portion of our operations through joint ventures;

•

our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator; our ability to achieve the acquisition component of our growth strategy

•	the risk associated with manufacturing processes;

•	our ability to manage our assets;

•	the risks associated with our product warranties;

•	our ability to manage our supply purchasing and customer credit policies;

•	the risks associated with our self-insured programs;

•	our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel;

•	our ability to protect our intellectual property rights;

•	changes in laws and regulations, including environmental laws and regulations;

•	our ability to project product mix;

•	the risks associated with our current levels of indebtedness, including borrowings under our Senior Secured Credit Facility;

•

the nature, cost and outcome of any future litigation and other legal proceedings, including any such proceedings related to our acquisition of Infiltrator as may be instituted against the Company and others

•	fluctuations in our effective tax rate, including from the U.S. Tax Cuts and Jobs Act of 2017;

•	changes to our operating results, cash flows and financial condition attributable to the Tax Cuts and Jobs Act of 2017;

•	our ability to meet future capital requirements and fund our liquidity needs;

•

the risk that information may arise that would require the Company to make adjustments or revisions or to restate further the financial statements and other financial data for certain prior periods and any future periods;

•

the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering further weaknesses of which we are not currently aware or which have not been detected; and

•	additional uncertainties related to accounting issues generally.

•	our ability to realize the anticipated benefits of the acquisition of Infiltrator; and

•

other risks and uncertainties, including those listed under “Risk Factors” in this prospectus supplement, “Item 1A. Risk Factors” in our 2019 Annual Report and “Item 1A. Risk Factors” in our First Quarter 10-Q, each incorporated by reference in this prospectus supplement.

All forward-looking statements are made only as of the date of this prospectus supplement and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE INFILTRATOR BUSINESS

Infiltrator is a leading national provider of plastic leach field chambers and systems, septic tanks and accessories, primarily for use in residential applications. Infiltrator products are used in on-site water treatment systems in the United States and Canada and generated $275.2 million net sales and $9.8 million in net income during 2018. Infiltrator has been a longstanding supplier and customer of the Company for over 15 years.

Infiltrator’s audited consolidated financial statements as of December 28, 2018 and December 29, 2017 and for the three years ended December 28, 2018, December 29, 2017 and December 30, 2016, Infiltrator’s unaudited condensed consolidated financial statements as of July 5, 2019 and for the six months ended July 5, 2019 and June 29, 2018, our unaudited pro forma condensed combined balance sheet reflecting the Acquisition as of June 30, 2019, and our unaudited pro forma combined financial information for the year ended March 31, 2019 and for the three months ended June 30, 2019, are all included as exhibits to our Current Report on Form 8-K filed with the SEC on August  1, 2019, which is incorporated by reference into this prospectus supplement.

THE ACQUISITION AND RELATED FINANCING

Acquisition of Infiltrator

The following summary highlights selected information related to our acquisition of Infiltrator. The summary below may not contain all of the information that is important to you and is qualified in its entirety by more detailed information included or incorporated by reference into this prospectus supplement. The agreement and plan of merger entered into on July 31, 2019 between us and Infiltrator, which we collectively refer to herein as the Merger Agreement, is included as an exhibit to our Current Report on Form 8-K dated August 1, 2019, which is incorporated by reference in this prospectus supplement. The Merger Agreement contains representations warranties and covenants from Infiltrator, which representations and warranties did not survive the consummation of the Merger. The representations and warranties included in the Merger Agreement may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. The Acquisition is subject to certain risks and uncertainties. See “Risk Factors” set forth in our First Quarter 10-Q incorporated by reference in this prospectus supplement. There can be no assurance that the expected benefits of the Acquisition will be realized when expected, or at all.

On July 31, 2019, the Company, Merger Sub, Infiltrator and 2461461 Ontario Limited, entered into the Merger Agreement, pursuant to which Merger Sub merged with and into Infiltrator, with Infiltrator continuing as the surviving corporation and a wholly-owned subsidiary of the Company. The closing of the Acquisition took place simultaneously upon the execution of the Merger Agreement.

The Company paid an aggregate purchase price of approximately $1.08 billion in cash in connection with the Merger (the “Acquisition Consideration”), subject to certain post-closing purchase price adjustments. Each holder of vested and unexercised Infiltrator stock options outstanding as of the Acquisition Closing Date received cash in an amount equal to per share cash portion of Acquisition Consideration in excess of the applicable exercise price per share of such options, subject to adjustment. The Company financed the Acquisition Consideration with borrowings under the Company’s Senior Secured Credit Facility, which replaced the Company’s existing credit facilities, as further described below.

The Merger Agreement contains customary representations, warranties and covenants from Infiltrator, Merger Sub and the Company, which representations and warranties do not survive the consummation of the Merger. The Company has obtained a representation and warranty insurance policy that will provide a source of recourse in the event of any breaches of the representations and warranties of Infiltrator contained in the Merger Agreement, subject to a retention amount, exclusions, policy limits and certain other terms and conditions.

The representations, warranties and covenants set forth in the Merger Agreement have been made only for the purposes of that agreement and solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties (1) did not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement, except in certain limited circumstances such as fraud (as expressly set forth in the Merger Agreement) and (2) were made only as of the dates specified in the Merger Agreement. Accordingly, investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of any party to the Merger Agreement or any of their respective subsidiaries, affiliates or businesses.

Strategic Rationale for the Acquisition

We believe that the Acquisition represents a strategically and financially compelling transaction that will add scale and differentiation to our manufacturing and recycling capabilities, enhance our margin and growth profiles and diversify our product and end-market mix. Outlined below are a number of the key operating metrics and business mix statistics that we believe make this transaction compelling:

1.

The presentation of combined figures reflects the aggregate of key operating metrics and business mix statistics, as applicable, for the relevant period, for each of ADS and Infiltrator and does not reflect any pro forma adjustments for the Acquisition and certain other transactions. For additional details regarding such pro forma financial information reflecting the Acquisition and certain other transactions, please refer to “Unaudited Pro Forma Combined Financial Information” included elsewhere in this prospectus supplement.

2.	Excludes $68 million in inter-company sales.
3.	Excludes $20-25 million of run-rate cost savings which are expected to be realized in the first three years.
4.	Manufacturing facilities include facilities related to ADS joint ventures.

Leading water management platform across large and diverse end-markets.

The Acquisition strengthens our position as an industry leading provider of plastic storm water and plastic wastewater solutions globally. We have served the storm water industry for more than 50 years and have over 8.5 billion feet of pipe in service around the world. The Acquisition also adds scale in the on-site wastewater industry. We estimate that the storm water industry is an approximately $6.0 billion industry. We estimate that the on-site septic market is a roughly $1.2 billion industry and that approximately 30% of new North American single-family homes utilize septic systems. Prior to the Acquisition, we estimate that the Infiltrator business had approximately a 54% market share within the on-site leachfield systems market, with traditional stone and pipe solutions holding a 39% market share, and a 15% market share in the on-site septic tanks market, with concrete solutions holding a 76% market share and other plastic providers representing a 9% market share. On a combined basis, we estimate that we had an addressable market opportunity of approximately $7 billion for the twelve month period ended June 30, 2019, with the following splits between end markets: non-residential ($3 billion), residential ($3 billion), infrastructure ($1 billion) and agricultural ($0.2 billion). We believe that we had a combined market share of approximately 23% in non-residential, 14% in residential, 10% in infrastructure and 48% in agricultural end-markets for the twelve month period ended June 30, 2019. In addition, we estimate that 52% of our combined last twelve months net sales were generated from the non-residential end market, 33% from the residential end-market, 8% from the infrastructure end-market and 7% from the agricultural end-market.

Favorable material conversion trends drive attractive growth.

Our plastic products are generally lighter, more durable, more cost effective and easier to install than comparable alternatives made with traditional materials. For example, concrete pipe generally weighs more than 20 times as much per foot as our thermoplastic pipe, resulting in the significant handling advantages that our product line enjoys during installation by contractors. These advantages typically provide our thermoplastic pipe products with an installed cost advantage of approximately 20% over concrete pipe. Over the course of our history, we have driven conversion toward plastic solutions in the storm water industry and we believe that these trends will continue in the future as contractors and customers become more aware of the benefits of our solutions. The on-site septic business shares similar conversion dynamics with our core storm water business, with plastic septic chambers and tanks gaining share over traditional products. We estimate that high density polyethylene & polypropylene market share within the storm water industry was 10%, 20% and 32% in 2000, 2010 and 2019, respectively. Similarly, we estimate that plastic share within the leachfield product category was 44%, 58% and 61% in 2005, 2013 and 2018, respectively. Finally, within the market for plastic septic tanks, we estimate that plastic market share was 15%, 20% and 24% in 2008, 2013 and 2018, respectively.

Our market share model accelerates conversion and drives industry leadership.

Our differentiated market share model is centered on four pillars that include seeking regulatory approvals, earning the acceptance of engineers, improving market awareness for our products and driving success rates across projects. Our internal technical engineering team leverages research, studies and relationships to drive regulatory approvals with local agencies and state Departments of Transportation. The Acquisition adds important regulatory and legislative capabilities, with broad reaching relationships in the water management industry. We have approximately 50 field engineers and more than 40 internal engineers and technicians who are focused on building relationships with civil and private engineering firms to boost acceptance rates. We have over 300 sales and engineering professionals and more than 3,000 distribution partners that are driving market awareness on a daily basis. We leverage technology to ensure that we track projects efficiently and successfully obtain orders where possible.

Differentiated recycling capabilities drive low-cost operating position.

Our long-standing experience manufacturing storm water products from recycled materials allows us to realize reduced input costs that enhance our profitability. We are one of the top ten largest recycling companies in North America and are an industry leader in investing in environmentally-sound solutions. Our commitment to sustainability is core to our business, and our StormTech chambers have managed more that 1.7 billion gallons of storm water run-off while our Barracuda water quality units treat greater than 180,000 gallons of water per minute during storm events. As the sixth largest recycling company in North America, we recycle roughly 400 million pounds of plastic annually by manufacturing our HDPE pipes with roughly 60% recycled content. Infiltrator is a world-class manufacturer of plastic solutions in the on-site septic industry with leading positions in each of its core product offerings. Our combined business benefits from Infiltrator’s differentiated recycling capabilities and position as one of the largest consumers of post-industrial plastic in the United States. In 1991, Infiltrator manufactured the first chamber from 100% recycled materials and in 1995, formally launched the “Champion Recycling facility” which sources and processes consistent materials ranging from post-industrial resins to used carpet, at attractive prices. Sourcing recycled content is less volatile from a pricing perspective than virgin resin, and we estimate that more than 55% of our combined material purchases will be recycled inputs rather than virgin resin (which represents the remaining roughly 42%).

Significant earnings upside from identified synergies and operational initiatives.

Prior to the Acquisition, we had a longstanding commercial relationship with Infiltrator. We have developed an integration strategy that we anticipate will result in run-rate synergies of approximately $4-6 million by year one, $15-18 million by year two and increasing to $20-25 million by year three. In order to realize the benefit of the synergies, we anticipate incurring approximately $7-10 million of potential one-time costs. In addition to the identified one-time cost synergies that we anticipate realizing in the near-to-medium term, we also remain focused on our continuous improvement initiatives.

Attractive margin profile and strong free cash flow provide an opportunity to deleverage.

The Acquisition would have increased our Adjusted EBITDA margins for the twelve months ended June 30, 2019 by 380 basis points. We believe our combined financial profile will provide us with meaningful free cash flow and give us an opportunity to deleverage our balance sheet over the near-term.

Senior Secured Credit Facility

On the Acquisition Closing Date, the Company entered into the Credit Agreement by and among the Company, as borrower, Barclays Bank PLC, as administrative agent, the several lenders from time to time party thereto, Barclays Bank PLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, joint bookrunners, syndication agents and documentation agents.

The Credit Agreement provides for the Term Loan Facility in an initial aggregate principal amount of $1.3 billion, the Revolving Credit Facility in an initial aggregate principal amount of up to $350 million, the L/C Facility in the initial aggregate available amount of up to $50 million, as a sublimit of such Revolving Credit Facility and a swing line sub-facility in the aggregate available amount of up to $50 million, as a sublimit of the Revolving Credit Facility.

On the Acquisition Closing Date, the Company borrowed a total of $1.3 billion under the Term Loan Facility and $145 million under the Revolving Credit Facility, which amounts were used to (i) finance the Acquisition Consideration paid in connection with the closing of the Acquisition, (ii) repay the total outstanding amount as of the Acquisition Closing Date under the Company’s PNC Credit Agreement, (iii) repay outstanding amounts of existing indebtedness incurred by Infiltrator under its outstanding credit facility in effect prior to the Acquisition, and (iv) pay certain transaction fees and expenses associated with the Acquisition and the Credit Agreement.

The Term Loan Facility must be repaid in equal quarterly installments commencing on January 1, 2020 and continuing on the first day of each consecutive April, July, October and January thereafter. To the extent not previously paid, all then-outstanding amounts under the Term Loan Facility are due and payable on the maturity date of the Term Loan Facility, which is seven years from the Closing Date. Borrowings under the Revolving Credit Facility are available beginning on the Closing Date and, to the extent not previously paid, all then-outstanding amounts under the Revolving Credit Facility are due and payable on the maturity date of the Revolving Credit Facility, which is five years from the Closing Date.

The Credit Agreement includes customary representations, warranties, covenants and events of default.

At the option of the Company, borrowings under the Term Loan Facility and under the Revolving Credit Facility (subject to certain limitations) bear interest at either a base rate (as determined pursuant to the Credit Agreement) or at a Eurocurrency Rate (as defined in the Credit Agreement), plus the applicable margin as set forth therein from time to time. In the case of the Revolving Credit Facility, the applicable margin is based on the Company’s consolidated senior secured net leverage ratio (as defined in the Credit Agreement). All borrowings under the Term Loan Facility used to finance the Acquisition Consideration as described above initially bear interest at the Eurocurrency Rate applicable to Eurocurrency Loans (as defined in the Credit Agreement) denominated in US Dollars. Beginning 53 days after the Closing Date, the applicable margin for the Term Loan Facility will be increased by 25 basis points every thirty days following the Closing Date until the earlier of (i) the Marketing Commencement Date (as defined in the Credit Agreement) or (ii) 113 days after the Closing Date.

The Company has agreed to secure all of its obligations under the Credit Agreement by granting a first priority lien on substantially all of its assets (subject to certain exceptions and limitations), and each of Stormtech, LLC, Advanced Drainage of Ohio, Inc. and Infiltrator Water Technologies, LLC (collectively, the “Guarantors”) has agreed to guarantee the obligations of the Company under the Credit Agreement and to secure the obligations thereunder by granting a first priority lien in substantially all of such Guarantor’s assets (subject to certain exceptions and limitations).

The Credit Agreement requires, if the aggregate amount of outstanding exposure under the Revolving Credit Facility exceeds $122,500,000 at the end of any fiscal quarter, the Company to maintain a consolidated senior secured net leverage ratio (commencing with the fiscal quarter ending March 31, 2020) not to exceed 4.25 to 1.00 for any four consecutive fiscal quarter period.

The Credit Agreement also includes other covenants, including negative covenants that, subject to certain exceptions, limit the Company’s and its restricted subsidiaries’ (as defined in the Credit Agreement) ability to, among other things: (i) incur additional debt, including guarantees, (ii) create liens upon any of their property, (iii) enter into any merger, consolidation or amalgamation, liquidate, wind up or dissolve, or dispose of all or substantially all of their property or business, (iv) dispose of assets, (v) declare or pay dividends, (vi) pay subordinated debt, (vii) make certain investments, (viii) enter into swap agreements, (ix) engage in transactions with affiliates, (x) engage in new lines of business, (xi) modify certain material contractual obligations, organizational documents, accounting policies or fiscal year, (xii) change fiscal year end or change the Company’s method of determining fiscal quarters, or (xiii) create or permit restrictions on the ability of any subsidiary of any Loan Party (as defined in the Credit Agreement) to pay dividends or make distributions to the Company or any of its subsidiaries.

The Credit Agreement also contains customary provisions requiring the following mandatory prepayments (subject to certain exceptions and limitations): (i) annual prepayments (beginning with the fiscal year ending March 31, 2021) with a percentage of Excess Cash Flow (as defined in the Credit Agreement), (ii) 100% of the net cash proceeds from certain non-ordinary course sale of assets and certain casualty or condemnation events, and (iii) 100% of the net cash proceeds of indebtedness not permitted to be incurred under the Credit Agreement.

A copy of the Credit Agreement is attached as an exhibit to our Current Report on Form 8-K dated August 1, 2019, which is incorporated by reference in this prospectus supplement. In connection with the Credit Agreement, the Company and each Guarantor has also entered into a Guarantee and Collateral Agreement, a form of which is filed as an exhibit to our Current Report on Form 8-K dated August 1, 2019, which is incorporated by reference in this prospectus supplement. The foregoing description of these agreements does not purport to be complete and is qualified in its entirety by reference to such agreements.

Repayment of Indebtedness under Shelf Note Agreement and PNC Credit Agreement

On July 29, 2019, the Company repaid in full all of its and its subsidiaries’ indebtedness and other obligations totaling $104,433,182 under the Shelf Note Agreement. The Company repaid the outstanding indebtedness under the Shelf Note Agreement using borrowings from the Company’s then-existing credit facility pursuant to the PNC Credit Agreement. Concurrently with the repayment, the Shelf Noteholders authorized and directed PNC Bank, National Association, in its capacity as collateral agent to release the security interests and liens securing the Shelf Note Agreement and the Shelf Note Agreement was terminated.

On the Acquisition Closing Date, using borrowings of the Term Loan Facility and the Revolving Credit Facility, the Company repaid in full all of its and its subsidiaries’ indebtedness and other obligations totaling $239,240,345 under the PNC Credit Agreement. Concurrently with the repayment, all security interests and liens held by the collateral agent on behalf of the Shelf Noteholders and on behalf of the Prior Lenders securing the PNC Credit Agreement were terminated and released and the PNC Credit Agreement was terminated.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $        million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for the repayment of a portion of the outstanding borrowings under our Senior Secured Credit Facility and for general corporate purposes. Such indebtedness was incurred, in part to finance the Acquisition Consideration paid in connection with the closing of the acquisition of Infiltrator. As of August 26, 2019, we had an outstanding balance of $1,300 million under the Term Loan Facility of our Senior Secured Credit Facility at an average interest rate of 5.50% and an outstanding balance of $54.3 million under the Revolving Facility of our Senior Secured Credit Facility at an average interest rate of 6.25%.

The Term Loan Facility must be repaid in equal quarterly installments commencing on January 1, 2020 and continuing on the first day of each consecutive April, July, October and January thereafter. To the extent not previously paid, all then-outstanding amounts under the Term Loan Facility are due and payable on the maturity date of the Term Loan Facility, which is seven years from the Closing Date. Borrowings under the Revolving Credit Facility are available beginning on the Closing Date and, to the extent not previously paid, all then-outstanding amounts under the Revolving Credit Facility are due and payable on the maturity date of the Revolving Credit Facility, which is five years from the Closing Date.

An affiliate of each of Barclays Capital Inc., Morgan Stanley & Co. LLC, BofA Securities, Inc. and PNC Capital Markets LLC are lenders under our Senior Secured Credit Facility and each will receive a portion of the net proceeds from this offering as a result of the partial repayment of the outstanding borrowings under the Senior Secured Credit Facility. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and capitalization on a consolidated basis as of June 30, 2019:

•	on an actual basis;

•

on a pro forma basis to give effect to the consummation of the Acquisition as of the Acquisition Closing Date, the incurrence of approximately $1,445 million borrowings under our Senior Secured Credit Facility as of the Acquisition Closing Date and the full repayment of our indebtedness under the Shelf Note Agreement and PNC Credit Agreement, in each case including the fees and expenses related thereto; and

•

on a further adjusted pro forma basis to give effect to the sale by us of 7,500,000 shares of our common stock in this offering at an assumed offering price to the public of $33.33 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and the use of the net proceeds from this offering as described in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Combined Financial Information” as well as our and Infiltrator’s consolidated financial statements and related notes included or incorporated by reference into this prospectus supplement.

	As of June 30, 2019 (1)
	Actual	Pro Forma	Pro Forma As Adjusted
(Amounts in thousands, except per share amounts)
Cash (2)	$9,357	$57,846	$57,846

Debt (including current portion)
Senior Secured Credit Facility (3)	—	1,445,000	1,205,000
Indebtedness under the PNC Credit Agreement (4)	156,200	—	—
Indebtedness under the Shelf Note Agreement (5)	100,000	—	—
Finance lease obligations	79,063	79,063	79,063
Other liabilities (6)	2,195	2,195	2,195

Total Long Term Debt (including current portion)	337,458	1,526,258	1,286,258
Unamortized issuance costs and discounts	(2,119)	(39,116)	(32,882)

Total Debt (including current portion), net of unamortized issuance costs	335,339	1,487,142	1,253,376
Mezzanine equity:
Redeemable convertible preferred stock: $0.01 par value; 47,070 shares authorized; 44,170 shares issued; 22,385 shares outstanding.	279,816	279,816	279,816
Deferred compensation—unearned ESOP shares	(31,659)	(31,659)	(31,659)

Total mezzanine equity	248,157	248,157	248,157
Stockholders’ equity:
Common stock, $0.01 par value per share: 1,000,000 shares authorized: 58,283 issued and 57,779 outstanding (actual and as adjusted) and 65,279 shares outstanding (as further adjusted).	11,439	11,439	11,514
Paid-in capital	501,046	501,046	740,971
Common stock in treasury, at cost	(10,162)	(10,162)	(10,162)
Accumulated other comprehensive loss	(24,470)	(24,470)	(24,470)
Retained (deficit)	(278,727)	(293,346)	(299,580)

Total ADS stockholders’ equity	199,126	184,507	418,273
Noncontrolling interest in subsidiaries	13,058	13,058	13,058

Total stockholders’ equity	212,184	197,565	431,331

Total capitalization	$795,680	$1,932,864	$1,932,864

(1)

Assumes for illustrative purposes only that the over-allotment option is not exercised and that the proceeds from this offering will aggregate to $240 million, net of estimated deferred offering costs of $10 million. To the extent the price per share offered in this offering increases (decreases) by $1.00, the net proceeds will increase (decrease) by $7.5 million and the amount outstanding under our Senior Secured Credit Facility will increase (decrease) by $7.5 million. To the extent the amount of shares of our common stock offered in this offering increases (decreases) by 10%, the net proceeds will increase (decrease) by $25 million and the amount outstanding under our Senior Secured Credit Facility will also increase (decrease) by $25 million.

(2)	Pro Forma and Pro Forma as adjusted cash includes cash acquired of $48.5 million as the result of Acquisition.

(3)	We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our Senior Secured Credit Facility, as well as for general corporate purposes.

(4)

As of June 30, 2019, the outstanding principal drawn on the PNC Credit Agreement was $156.2 million, with $385.4 million available to be drawn, net of $8.4 million of outstanding letters of credit. All outstanding indebtedness under the PNC Credit Agreement was repaid in full as of July 30, 2019 in connection with the establishment of the new Senior Secured Credit Facilities with Barclays Bank PLC. See “The Acquisition and Related Financing—Repayment of Indebtedness under Shelf Note Agreement and PNC Credit Agreement.”

(5)

As of June 30, 2019, the outstanding principal balance on these notes was $100 million. All outstanding indebtedness under the Shelf Note Agreement was repaid in full as of July 29, 2019. See “The Acquisition and Related Financing—Repayment of Indebtedness under Shelf Note Agreement and PNC Credit Agreement.”

(6)	Other liabilities include equipment financing in the U.S. and Canada.

The number of shares of common stock to be outstanding immediately following this offering is based on 57,779,302 shares of our common stock outstanding as of June 30, 2019 and excludes:

•	41,559 shares of restricted stock outstanding as of June 30, 2019 under our 2008 Restricted Stock Plan;

•	261,568 shares of restricted stock outstanding as of June 30, 2019 under our 2017 Omnibus Plan;

•	241,134 shares of performance stock units as of June 30, 2019 under our 2017 Omnibus Plan;

•	79,403 shares of common stock issuable upon exercise of options outstanding as of June 30, 2019 at a weighted average exercise price of $14.61 per share under our 2000 Incentive Stock Option Plan;

•

1,840,586 shares of common stock issuable upon exercise of options outstanding as of June 30, 2019 at a weighted average exercise price of $20.44 per share under our 2013 Stock Option Plan and 2017 Omnibus Plan; and

•	2,109,591 shares of common stock reserved for future issuance as of June 30, 2019 under our 2017 Omnibus Plan.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 31, 2019, the Company, Merger Sub, Infiltrator and 2461461 Ontario Limited, entered into the Merger Agreement, pursuant to which Merger Sub merged with and into Infiltrator, with Infiltrator continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Acquisition”). The closing of the Acquisition took place simultaneously upon the execution of the Merger Agreement. The Company paid an aggregate purchase price of approximately $1,128,489 thousand in cash including cash acquired of $48,489 thousand in connection with the Acquisition (the “Merger Consideration”), subject to certain post-closing purchase price adjustments as described in the Merger Agreement.

On the Acquisition Closing Date, the Company entered into the Credit Agreement by and among the Company, as borrower, Barclays Bank PLC, as administrative agent, the several lenders from time to time party thereto, Barclays Bank PLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, joint bookrunners, syndication agents and documentation agents. The Credit Agreement provides for a Term Loan Facility in an initial aggregate principal amount of up to $1.3 billion, a Revolving Credit Facility in an initial aggregate principal amount of up to $350 million, a letter of credit sub-facility in the initial aggregate available amount of up to $50 million, as a sublimit of such Revolving Credit Facility and a swing line sub-facility in the aggregate available amount of up to $50 million, as a sublimit of the Revolving Credit Facility. On the Acquisition Closing Date, the Company borrowed under the Credit Agreement which was used to (i) finance the Merger Consideration paid in connection with the closing of the Acquisition, (ii) repay the total outstanding amount as of the Acquisition Closing Date under the Company’s PNC Credit Agreement, (iii) repay outstanding amounts of existing indebtedness incurred by Infiltrator under its outstanding credit facility in effect prior to the Acquisition, and (iv) pay certain transaction fees and expenses associated with the Acquisition and the Credit Agreement.

As described in this prospectus supplement the Company’ is offering 7,500,000 shares of common stock at an assumed purchase price of $33.33 per share, which would result in aggregate offering proceeds of $250 million, the proceeds of which the Company intends to use to repay a portion of the outstanding indebtedness under the Senior Secured Credit Facility, as further described above under “Use of Proceeds.”

The following unaudited pro forma combined financial information of the Company, including the explanatory notes (collectively, the “pro forma financial information”) are presented to illustrate the effects of the (i) Acquisition, (ii) the Company’s borrowings under the Senior Secured Credit Facility, and (iii) the issuance of shares of common stock in this offering and use of proceeds as described herein, (collectively, the “Transactions”).

The pro forma financial information was based on, and should be read in conjunction with, the following historical consolidated financial information and accompanying notes:

•

Audited historical consolidated financial statements of the Company, and the related notes for the fiscal year ended March 31, 2019, included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019;

•

Audited historical consolidated financial statements of Infiltrator, and the related notes for the fiscal year ended December 28, 2018, included in the Company’s Current Report on Form 8-K filed on August 1, 2019;

•

Unaudited historical condensed consolidated financial statements of the Company, and the related notes for the fiscal quarter ended June 30, 2019, included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019; and

•

Unaudited historical condensed consolidated financial statements of Infiltrator, and the related notes for the six-months ended July  5, 2019, included in the Company’s Current Report on Form 8-K filed on August 1, 2019.

The unaudited pro forma combined statements of operations for the year ended March 31, 2019 and for the three months ended June 30, 2019 assumes the Transactions occurred on April 1, 2018, the beginning of the Company’s fiscal year ended March 31, 2019. The unaudited pro forma combined balance sheet as of June 30, 2019 assumes the Transactions occurred on June 30, 2019.

The historical combined financial information has been adjusted in the pro forma financial information to give effect to pro forma events that are: (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the statements of operations, are expected to have a continuing effect on the combined operating results. In the opinion of management, all adjustments necessary to present fairly the pro forma financial information have been reflected. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the pro forma financial information. The accompanying unaudited pro forma combined statement of income does not include any pro forma adjustments to reflect one-time transaction related costs and any non-recurring activity such as debt issuance costs incurred in conjunction with the Senior Secured Credit Facility and this offering.

The unaudited combined pro forma financial information are unaudited and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Transactions. In addition, the accompanying unaudited pro forma combined statements of operations do not include any expected cost savings, operating synergies, or revenue enhancements that may be realized subsequent to the Transactions, or the impact of any non-recurring activity and transaction-related or integration-related costs.

The unaudited combined pro forma financial information, except for the financing adjustments, was prepared in advance of closing of the Acquisition; the final amounts recorded upon, or after, the closing of the Acquisition may differ materially from the information presented. The unaudited combined pro forma financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited combined pro forma financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited combined pro forma financial information and the Company’s future results of operations and financial position.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2019

(In thousands)

	Historical ADS	IWT as adjusted for ADS	Acquisition Adjustments	Reference	Financing Adjustments	Reference	Pro Forma
ASSETS
Current assets:
Cash	$9,357	$48,489	$(1,140,989)	4a	$1,099,092	5a	$15,949
Receivables (less allowance for doubtful accounts)	231,829	28,860	(8,059)	4b	—		252,630
Inventories	230,284	37,619	—		—		267,903
Other current assets	9,185	2,196	—		—		11,381

Total current assets	480,655	117,164	(1,149,048)		1,099,092		547,863
Property, plant and equipment, net	396,280	82,424	—		—		478,704
Other assets:
Goodwill	102,844	205,859	372,850	4c	—		681,553
Intangible assets, net	35,733	248,311	226,689	4d	—		510,733
Other assets	52,903	14,410	—		5,592	5a	72,905

Total assets	$1,068,415	$668,168	$(549,509)		$1,104,684		$2,291,758

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$25,939	$2,450	$(2,450)	4e	$(12,000)	5b	$13,939
Current maturities of finance lease obligations	22,695	—	—		—		22,695
Accounts payable	106,413	12,556	(8,059)	4b	—		110,910
Other accrued liabilities	76,267	11,608	(419)	4e	—		87,456
Accrued income taxes	12,669	2,750	—		—		15,419

Total current liabilities	243,983	29,364	(10,928)		(12,000)		250,419
Long-term debt obligation (less unamortized debt issuance costs)	230,337	326,390	(326,390)	4e	885,037	5b	1,115,374
Long-term finance lease obligations	56,368	—	—		—		56,368
Deferred tax liabilities	48,745	65,207	44,639	4f	—		158,591
Other liabilities	28,641	2,877	—		—		31,518

Total liabilities	608,074	423,838	(292,679)		873,037		1,612,270
Commitments and contingencies
Mezzanine equity:
Redeemable convertible preferred stock	279,816	—	—		—		279,816
Deferred compensation—unearned ESOP shares	(31,659)	—	—		—		(31,659)

Total mezzanine equity	248,157	—	—		—		248,157
Stockholders’ equity:
Common stock	11,439	186	(186)		75	5c	11,514
Paid-in capital	501,046	189,289	(189,289)		239,925	5c	740,971
Common stock in treasury, at cost	(10,162)	—	—		—		(10,162)
Accumulated other comprehensive loss	(24,470)	—	—		—		(24,470)
Retained (deficit) earnings	(278,727)	54,855	(67,355)		(8,353)	5b	(299,580)

Total ADS stockholders’ equity	199,126	244,330	(256,830)	4g	231,647		418,273
Noncontrolling interest in subsidiaries	13,058	—	—		—		13,058

Total stockholders’ equity	212,184	244,330	(256,830)		231,647		431,331

Total liabilities, mezzanine equity and stockholders’ equity	$1,068,415	$668,168	$(549,509)		$1,104,684		$2,291,758

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED MARCH 31, 2019

(In thousands, except per share data)

	Historical ADS	IWT as adjusted for ADS	Acquisition Adjustments	Reference	Financing Adjustments	Reference	Pro Forma
Net sales	$1,384,733	$292,781	$(69,064)	6a	$—		$1,608,450
Cost of goods sold	1,057,766	182,278	(69,064)	6a	—		1,170,980

Gross profit	326,967	110,503	—		—		437,470
Operating expenses:
Selling	96,335	11,572	—		—		107,907
General and administrative	89,692	27,135	(289)	6b	—		116,538
Loss on disposal of assets and costs from exit and disposal activities	3,647	22	—		—		3,669
Intangible amortization	7,880	31,090	10,537	6c	—		49,507

Income from operations	129,413	40,684	(10,248)		—		159,849
Other expense:
Interest expense	18,618	20,812	(20,812)	6d	53,964	7a	72,582
Derivative gains and other income, net	(815)	382	—		—		(433)

Income before income taxes	111,610	19,490	10,564		(53,964)		87,700
Income tax expense	30,049	4,210	2,747	6e	(14,031)	7b	22,975
Equity in net loss of unconsolidated affiliates	95	—	—		—		95

Net income	81,466	15,280	7,817		(39,933)		64,630
Less: net income attributable to noncontrolling interest	3,694	—	—		—		3,694

Net income attributable to ADS	77,772	15,280	7,817		(39,933)		60,936

Weighted average common shares outstanding:
Basic	57,025						64,525
Diluted	57,611						65,111
Net income per share:
Basic	$1.23						$0.86
Diluted	$1.22						$0.85

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2019

(In thousands, except per share data)

	Historical ADS	IWT as adjusted for ADS	Acquisition Adjustments	Reference	Financing Adjustments	Reference	Pro Forma
Net sales	$413,708	$90,184	$(19,948)	6a	$—		$483,944
Cost of goods sold	307,256	52,162	(19,948)	6a	—		339,470
Cost of goods sold—ESOP special dividend compensation	168,610	—	—		—		168,610

Gross profit	(62,158)	38,022	—		—		(24,136)
Operating expenses:
Selling	26,365	3,415	—		—		29,780
General and administrative	31,433	6,979	(4,207)	6b	—		34,205
Selling, general and administrative—ESOP special dividend compensation	78,142	—	—		—		78,142
Loss on disposal of assets and costs from exit and disposal activities	707	—	—		—		707
Intangible amortization	1,542	7,855	3,152	6c	—		12,549

Income from operations	(200,347)	19,773	1,055		—		(179,519)
Other expense:
Interest expense	5,264	5,307	(5,307)	6d	12,737	7a	18,001
Derivative (gains) loss and other (income) expense, net	(96)	85	—		—		(11)

(Loss) income before income taxes	(205,515)	14,381	6,362		(12,737)		(197,509)
Income tax expense	22,370	2,513	1,654	6e	(3,312)	7b	23,225
Equity in net income of unconsolidated affiliates	(434)	—	—		—		(434)

Net (loss) income	(227,451)	11,868	4,708		(9,425)		(220,300)
Less: net loss attributable to noncontrolling interest	(1,095)	—	—		—		(1,095)

Net (loss) income attributable to ADS	(226,356)	11,868	4,708		(9,425)		(219,205)

Weighted average common shares outstanding:
Basic	57,576						65,076
Diluted	57,576						65,076
Net loss per share:
Basic	$(4.06)						$(3.48)
Diluted	$(4.06)						$(3.48)

ADVANCED DRAINAGE SYSTEMS, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.	BASIS OF PRESENTATION

The unaudited pro forma combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X and is based upon ADS’s fiscal year end reporting, which ends on March 31 of each calendar year. IWT’s fiscal year is a 52- or 53-week period, which ends the Friday on or about December 31. Due to the differing fiscal period ends, and in order to present results for comparable periods, the unaudited pro forma combined statement of operations for the year ended March 31, 2019 derives IWT’s results from its audited consolidated statement of operations for the fiscal year ended December 28, 2018, plus its unaudited consolidated financial data for the three months ended April 5, 2019, less its unaudited consolidated financial data for the three months ended March 30, 2018. For purposes of the unaudited pro forma combined statement of operations for the three months ended June 30, 2019, results for IWT were derived from its unaudited consolidated statement of operations for the six months ended July 5, 2019 less its unaudited consolidated financial data for the three months ended April 5, 2019.

The unaudited pro forma combined balance sheet as of June 30, 2019 and the pro forma combined information of operations for the fiscal year ended March 31, 2019 and the three months ended June 30, 2019 were prepared using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The Company has not yet completed a detailed valuation analysis necessary to arrive at the required fair value estimates for IWT assets acquired and liabilities assumed. To prepare the unaudited pro forma combined financial information herein, ADS adjusted IWT’s assets and liabilities to their estimated fair values based on a preliminary valuation. Completion of a detailed valuation analysis could have a significant impact on the unaudited pro forma combined financial information contained herein and our future results of operations and financial position.

2.	ACCOUNTING POLICY ALIGNMENT AND RECLASSIFICATION ADJUSTMENTS

The Company has performed a preliminary assessment of the accounting policies of IWT for alignment with ADS. In addition, certain balances were reclassified from the IWT historical financial statements so its presentation would be consistent with that of ADS.

On April 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), and all related amendments using the modified retrospective transition method. IWT would have applied ASC 606 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Management does not expect the adoption of ASC 606 for IWT to have a material impact on its combined financial position or results of operations. As such, no adjustments to IWT have been made in the unaudited pro forma financial statements of operations for the fiscal year ended March 31, 2019 or the three months ended June 30, 2019.

On April 1, 2019, the Company adopted ASC 842, Leases (“ASC 842”), using the transition method in the July 2018 ASU which does not require adjustments to comparative periods or require modified disclosures for those periods and includes transition relief practical expedients. IWT would have applied ASC 842 to annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. The unaudited pro forma combined financial information for the year ended March 31, 2019 does not reflect adjustments for ASC 842 as this standard was not adopted by the Company at this time, whereas the unaudited pro forma combined financial information for the three months ended June 30, 2019 has been prepared in accordance with ASC 842. Management has completed a preliminary assessment of the financial statement impact of adoption of ASC 842 for IWT and has reflected an adjustment to the unaudited combined pro forma balance sheet as of June 30, 2019. No adjustment was required for the unaudited pro forma combined statement of operations for the three months ended June 30, 2019 to reflect IWT’s adoption of ASC 842.

These adjustments and reclassifications are based on management’s preliminary analysis. When ADS completes its detailed review of IWT’s accounting policies, including a detailed assessment of ASC 606 and ASC 842, additional differences could be identified that, when conformed, could have a material impact on the combined company’s financial information.

Refer to the table below for a summary of accounting policy and reclassification adjustments made to IWT’s consolidated balance sheet as of July 5, 2019 to conform its presentation to that of ADS.

ADS Presentation	IWT Presentation	Historical IWT at July 5, 2019	Accounting policy and reclassification adjustments	Note	IWT as adjusted for ADS	IWT as adjusted for ADS
		(actuals)			(actuals)	(thousands)
ASSETS
Cash	Cash and cash equivalents	$48,489,491	$—		$48,489,491	$48,489
Receivables (less allowance for doubtful accounts)	Accounts receivable—net of allowance for doubtful accounts	28,279,965	579,936	(i)	28,859,901	28,860
	Income tax receivable	534,721	(534,721)	(i)	—	—
Inventories	Inventories	37,618,851	—		37,618,851	37,619
Other current assets	Other current assets	2,240,768	(45,215)	(i)	2,195,553	2,196
Property, plant and equipment, net	Property, plant and equipment, net	82,423,765	—		82,423,765	82,424
Goodwill	Goodwill	205,858,706	—		205,858,706	205,859
Intangible assets, net	Other intangible assets—net	248,310,619	—		248,310,619	248,311
Other assets	Other assets	9,532,966	4,877,198	(ii)	14,410,164	14,410
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current maturities of debt obligations	Current portion of long-term debt	$2,450,000	$—		$2,450,000	$2,450
Accounts payable	Accounts payable	12,555,770	—		12,555,770	12,556
	Payable to David Presby Trust	2,712,702	(2,712,702)	(iii)	—	—
Accrued income taxes	Income tax payable	2,749,841	—		2,749,841	2,750
Other accrued liabilities	Accrued Expenses	6,710,864	4,896,358	(ii)(iii)	11,607,222	11,608
Long-term debt obligations (less unamortized debt issuance costs)	Long-term debt—less current portion	326,390,277	—		326,390,277	326,390
Deferred tax liabilities	Deferred income taxes	65,207,357	—		65,207,357	65,207
Other liabilities	Other liabilities	182,330	2,693,542	(ii)	2,875,872	2,877
Common stock	Common stock	186,126	—		186,126	186
Paid-in capital	Additional paid-in capital	189,289,180	—		189,289,180	189,289
Retained earnings (deficit)	Accumulated deficit	54,855,405	—		54,855,405	54,855

(i)	Represents a reclassification of income tax receivables and miscellaneous receivables to receivables (less allowance for doubtful accounts).

(ii)

Represents an adjustment to present IWT in accordance with ASC 842, which includes the recognition of right-of-use assets and corresponding liabilities ($2,184 thousand within other accrued liabilities and $2,694 thousand within other liabilities).

(iii)	Represents a reclassification of the David Presby Trust payable to other accrued liabilities.

Refer to the table below for a summary of accounting policy and reclassification adjustments made to IWT’s statements of operations for the twelve months ended April 5, 2019 and the three months ended July 5, 2019 to conform its presentation to that of ADS.

		Historical IWT
ADS Presentation	IWT Presentation	Fiscal year ended December 28, 2018	Three months ended April 5, 2019	Three months ended March 30, 2018	Twelve months ended April 5, 2019	Accounting policy and reclassification adjustments	Note	IWT as adjusted for ADS	IWT as adjusted for ADS
		(actuals)	(actuals)	(actuals)	(actuals)	(actuals)		(actuals)	(thousands)
Net sales	Net sales	$275,198,104	$70,728,941	$53,146,404	$292,780,641	$—		$292,780,641	$292,781
Cost of goods sold	Cost of goods sold	173,252,075	43,193,040	34,167,470	182,277,645	—		182,277,645	182,278
	Selling, general and administrative	27,999,625	7,198,046	6,267,454	28,930,217	(28,930,217)	(i)	—	—
Selling		—	—	—	—	11,572,087	(i)	11,572,087	11,572
General and administrative		—	—	—	—	27,135,134	(i)(ii)	27,135,134	27,135
	Transaction-related expenses	252,153	109,917	—	362,070	(362,070)	(ii)	—	—
	Legal settlement	7,500,000	—	—	7,500,000	(7,500,000)	(ii)	—	—
Intangible amortization	Amortization expense related to intangible assets	31,179,984	7,704,866	7,794,996	31,089,854	—		31,089,854	31,090
	Research and development	1,938,529	293,578	317,173	1,914,934	(1,914,934)	(ii)	—	—
Loss on disposal of assets and costs from exit and disposal activities	Loss on sale of property, plant and equipment	22,505	—	71	22,434	—		22,434	22
Interest expense	Interest expense-net	(19,580,450)	(5,766,342)	(4,535,287)	(20,811,505)	—		(20,811,505)	(20,812)
Derivative gains and other income, net	Other expense-net	(318,628)	(113,881)	(50,730)	(381,779)	—		(381,779)	(382)
Income tax expense	Income tax expense (benefit)	3,334,097	1,504,959	628,820	4,210,236	—		4,210,236	4,210
Net income	Net income (loss)	9,820,058	4,844,312	(615,597)	15,279,967	—		15,279,967	15,280

		Historical IWT
ADS Presentation	IWT Presentation	Six months ended July 5, 2019	Three months ended April 5, 2019	Three months ended July 5, 2019	Accounting policy and reclassification adjustments	Note	IWT as adjusted for ADS	IWT as adjusted for ADS
		(actuals)	(actuals)	(actuals)	(actuals)		(actuals)	(thousands)
Net sales	Net sales	$160,913,413	$70,728,941	$90,184,472	$—		$90,184,472	$90,184
Cost of goods sold	Cost of goods sold	95,354,603	43,193,040	52,161,563	—		52,161,563	52,162
	Selling, general and administrative	15,735,814	7,198,046	8,537,768	(8,537,768)	(i)	—	—
Selling		—	—	—	3,415,107	(i)	3,415,107	3,415
General and administrative		—	—	—	6,979,200	(i)(ii)	6,979,200	6,979
	Transaction- related expenses	1,165,298	109,917	1,055,381	(1,055,381)	(ii)	—	—
Intangible amortization	Amortization expense related to intangible assets	15,559,731	7,704,866	7,854,865	—		7,854,865	7,855
	Research and development	1,094,736	293,578	801,158	(801,158)	(ii)	—	—
Interest expense	Interest expense-net	(11,073,547)	(5,766,342)	(5,307,205)	—		(5,307,205)	5,307
Derivative gains and other income, net	Other expense-net	(199,819)	(113,881)	(85,938)	—		(85,938)	85
Income tax expense	Income tax expense	4,017,538	1,504,959	2,512,579	—		2,512,579	2,513
Net income	Net income (loss)	16,712,327	4,844,312	11,868,015	—		11,868,015	11,868

(i)	Represents the bifurcation of IWT’s selling, general, and administrative financial statement line item into selling and into general and administrative.

(ii)	Represents a reclassification of certain transaction related expenses, legal settlement fees, and research and development expenses into general and administrative.

3.	PRELIMINARY PURCHASE PRICE ALLOCATION

The preliminary Merger Consideration as shown in the table below is allocated to the tangible and intangible assets acquired and liabilities assumed of IWT based on their preliminary fair values. As mentioned above, ADS has not yet completed a detailed valuation analysis necessary to arrive at the required fair value estimates for IWT assets acquired and liabilities assumed. Accordingly, assets acquired and liabilities assumed are preliminary based on available information and certain assumptions, which ADS believes are reasonable. Actual results may differ materially from the assumptions within the unaudited pro forma combined financial statements.

The following table summarizes the preliminary Merger Consideration paid, net of cash acquired. The amounts below are preliminary and are subject to change.

(in thousands)	Amount
Total fair value of consideration transferred	$1,128,489
Less: Cash acquired	(48,489)

Total net consideration paid	$1,080,000

The following table sets forth the preliminary allocation of the Merger Consideration transferred to the preliminary fair value of the identifiable tangible and intangible assets acquired and liabilities assumed using IWT’s unaudited condensed consolidated balance sheet as of July 5, 2019, with the excess recorded to goodwill.

(in thousands)	Amount
Cash	48,489
Total current assets, net of cash	68,675
Property, plant and equipment, net	82,424
Goodwill	578,709
Intangible assets, net	475,000
Other assets	14,410
Total current liabilities	(26,495)
Deferred tax liabilities	(109,846)
Other liabilities	(2,877)

Total fair value of consideration transferred	$1,128,489

Total consideration transferred includes cash of $794,179 thousand for the entire outstanding share capital of IWT plus cash of $334,310 thousand to repay outstanding amounts of existing indebtedness incurred by IWT under its outstanding credit facility in effect prior to the Acquisition. The cash to be paid remains subject to final post-closing adjustments as outlined in the Merger Agreement.

4.	UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS RELATED TO THE ACQUISITION

(a)	Reflects the adjustment to cash as a result of the Acquisition:

(in thousands)	Amount	Note
Cash consideration	$(1,128,489)
Payment of Acquisition-related costs	(12,500)	(i	)

Pro forma adjustment to cash	$(1,140,989)

(i)

These charges include financial advisory fees, legal, accounting, and other professional fees which relate directly to the Acquisition. The impact of these direct, incremental transaction costs are not reflected in the unaudited pro forma combined statement of operations as they are nonrecurring in nature.

(b)

Reflects the elimination of certain balances between ADS and IWT that are included within the historical financial statements. This includes trade receivables and payables as well as certain other assets related to certain manufacturing and distribution agreements.

(c)	Reflects the adjustment to remove IWT’s historical goodwill of $205,859 thousand and record goodwill associated with the Acquisition of $578,709 thousand.

(d)	Reflects the adjustment to record the preliminary fair value of the identifiable intangible assets:

(in thousands)	Preliminary fair value	Estimated useful lives
Customer relationships	$270,000	15 years
Patents and developed technology	140,000	10 years
Tradename and trademarks	65,000	20 years

	475,000
Less: IWT historical intangible assets balance	(248,311)

Pro forma net adjustment to intangible assets	$226,689

The fair value estimates for identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The indicated fair value of the customer relationships was estimated using the multi-period excess earnings method, which estimates value based on the expected future excess earnings stream attributable to a particular asset. The indicated fair values of the patents and developed technology and the tradename and trademarks were estimated using the relief from royalty method, which uses the net present value of hypothetical forecast after-tax royalties to calculate the value of the asset.

Some of the more significant inputs and assumptions inherent in the estimation of the identifiable intangible asset valuations include the long-term cash flow projections and profitability, the cash flow period estimated for the particular asset, the discount rate selected in order to estimate the inherent risk in each future cash flow stream, the selected royalty rate (if applicable), the annual obsolescence or attrition rate applicable to the cash flows of the asset, and the net book value of certain tangible assets. No assurances can be given that the underlying inputs and assumptions used to prepare the preliminary calculations of intangible asset value will not change as ADS completes its detailed valuation analysis. For these and other reasons, actual results may vary significantly from estimated results.

(e)	Reflects the extinguishment of IWT’s historical long-term debt in accordance with the terms of the Merger Agreement, including the current portion and related accrued interest.

(f)

Reflects the adjustment to deferred tax liabilities resulting from the Acquisition. The estimated increase in deferred tax liabilities results primarily from the recognition of deferred tax liabilities as a result of the fair value adjustments for non-deductible intangible assets calculated using an estimated combined state and federal statutory tax rate of 26%. The adjustment is partially offset by the recognition of deferred tax assets resulting from acquired tax benefits stemming from certain costs incurred by IWT as a result of the Acquisition.

This adjustment to deferred tax liabilities is preliminary and remains subject to management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. Recognition of additional deferred tax assets and liabilities as well as adjustments to established deferred tax assets and liabilities upon a detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting. These items could be material.

(g)	Reflects the adjustment to equity as a result of the following:

(in thousands)	Amount
Remove historical equity of IWT	$(244,330)
Acquisition-related costs	(12,500)

Pro forma adjustment to equity	$(256,830)

5.	UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENT RELATED TO FINANCING

(a)	Reflects cash proceeds from the Credit Agreement, the Offering, and the repayment of certain outstanding ADS debt as shown in the table below:

(in thousands)	Face value	Original issue discount	Issuance costs	Net balance	Notes
Proceeds from Term Loan Facility	$1,300,000	$13,000	$20,769	$1,266,231	(i	)
Proceeds from Revolving Credit Facility	100,000	—	5,347	94,653
Proceeds from Offering	250,000	—	10,000	240,000

Total Proceeds	$1,650,000	$13,000	$36,116	$1,600,884
Less: Repayment of outstanding ADS debt				(256,200)	(ii	)
Less: Pay Down of Term Loan Facility				(240,000)	(iii	)
Less: Prepaid fees				(5,592)	(iv	)

Pro forma adjustment to cash				$1,099,092

(i)

In connection with the Acquisition, the Company entered into and drew down a total of $1.3 billion under the Term Loan Facility and incurred original issue discount and debt issuance costs of $13,000 thousand and $20,769 thousand, respectively.

(ii)

As part of the Transactions, ADS repaid certain of its outstanding debt. This repayment included the balance of the Secured Bank Loans as well as the Senior Notes, which had an outstanding balance of $256 million.

(iii)

Pursuant to the execution of the Offering, the Company will conduct a partial repayment of the Term Loan Facility using net proceeds from the Offering of approximately $240 million. Accordingly, the face value of the Term Loan Facility is presented within the pro forma financial information net of the Offering repayment as $1.06 billion.

(iv)

The Company expects to issue a new series of senior notes subsequent to the Offering through a private placement to certain qualified institutional purchasers under Rule 144A of the Securities Act of 1933 and prepaid $5,592 thousand of associated debt issuance costs, which are capitalized within Other Assets in the unaudited pro forma combined balance sheet.

(b)	Reflects the increase in maturities of debt obligations from borrowings under the Credit Agreement net of the repayment of certain outstanding ADS debt as shown in the table below:

(in thousands)	Amount	Note
Term Loan Facility- current portion	$13,000
Revolving Credit Facility—current portion	—

Total current debt	13,000

Less: Repayment of outstanding ADS debt	(25,000)

Pro forma adjustment to current maturities of debt obligations	$(12,000)

Term Loan Facility—non-current portion	1,253,231
Revolving Credit Facility—non-current portion	94,653

Total non-current debt	1,347,884

Less: Repayment of outstanding ADS debt, net of unamortized debt issuance costs	(229,081)	(i)
Less: Pay down of Term Loan Facility	(233,766)	(ii)

Pro forma adjustment to maturities of long-term debt obligations	$885,037

(i)	Inclusive of associated unamortized debt issuance costs of $2,119 thousand as of June 30, 2019, which were written off to equity.

(ii)

Inclusive of associated unamortized debt issuance costs and debt issuance costs of approximately $2,400 thousand and $3,834 thousand, respectively related to the Term Loan Facility, which were written off to equity.

(c)	Reflects the increase to equity attributable to the Offering based on the following:

(in thousands)	Amount	Note
Estimated value of ADS common stock issued at par value	$75	(i)

Pro forma adjustment to common stock	$75

Estimated value of ADS common stock issued in excess of par value	$249,925	(i)
Less: Offering issuance costs	(10,000)	(i)

Pro forma adjustment to paid-in capital	$239,925

(i)

Represents the issuance of 7.5 million shares of common stock (par value $0.01) at a per share purchase price of $33.33, for gross proceeds in the amount of $250 million prior to deferred offering costs of $10,000 thousand.

6. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS RELATED TO ACQUISITION

(a)	Reflects the removal of historical sales and the related cost of goods sold between ADS and IWT related to previously existing contract manufacturing and distribution agreements.

(b)

Reflects the removal of transaction-related costs related to the Acquisition incurred by ADS and IWT, which were reflected in the historical statements of operations, as these costs are nonrecurring in nature.

(c)	Reflects an adjustment to amortization expense as follows:

		Amortization expense
(in thousands)	Preliminary fair value	Fiscal year ended March 31, 2019	Three months ended June 30, 2019	Notes
Customer relationships	$270,000	$25,796	$6,694
Patents and developed technology	140,000	14,000	3,500
Tradename and trademarks	65,000	3,250	813

Total identifiable intangible assets	$475,000	$43,046	$11,007	(i)

Less: Historical IWT amortization		(31,090)	(7,855)
Less: Historical amortization related to previously existing ADS/IWT arrangement		(1,419)	—	(ii)

Pro forma adjustment to intangible amortization		$10,537	$3,152

(i)

Reflects amortization expense resulting from the identifiable intangible assets. Amortization expense has been calculated on a preliminary basis. Customer relationships is amortized using the 1.5x declining balance method. Patents and developed technology and tradename and trademarks are amortized using the straight-line method over their estimated useful lives.

The effect of a 10% increase or decrease in the preliminary estimated fair value of definite-lived intangible assets would result in an increase or decrease of amortization expense of

$4,305 thousand and $1,100 thousand for the year ended March 31, 2019 and the three months ended June 30, 2019, respectively.

(ii)	Reflects the removal of historical amortization expense related to previously existing ADS and IWT agreements.

(d)	Reflects the elimination of interest expense on IWT’s historical long-term debt that was extinguished per the terms of the Merger Agreement.

(e)

Reflects the income tax effect of the Acquisition pro forma adjustments using an estimated combined state and federal statutory tax rate of 26%. Because the adjustments contained in the unaudited pro forma combined financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the Acquisition.

7. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS RELATED TO FINANCING

(a)	Reflects an adjustment to interest expense as follows:

			Interest expense
(in thousands)	Face value	Effective interest rate	Fiscal year ended March 31, 2019	Three months ended March 31, 2019	Notes
Term Loan Facility	$1,060,000	5.77%	$61,174	$15,294	(i)
Revolving Credit Facility	100,000	6.19%	6,193	1,548	(ii)

Total debt	$1,160,000		$67,367	$16,842	(iii)

Less: Historical ADS interest expense			(13,403)	(4,105)

Pro forma adjustment to interest expense			$53,964	$12,737

(i)

As mentioned in footnote 5a(iii), the face value of the Term Loan Facility is presented within the pro forma financial information net of the Offering repayment as $1.06 billion as result of the partial pay down. Interest for the Term Loan Facility was affected using an assumed LIBOR rate as of August 23, 2019 of 2.14% plus a margin of 3.25%. When combined with the additional amortization of original issue discount and debt issuance costs, the effective interest rate of the Term Loan Facility is approximately 5.77%.

(ii)

Interest for the Revolving Credit Facility was affected using an assumed LIBOR rate from August 23, 2019 of 2.14% plus a margin of 3.00%. When combined with the additional amortization of debt issuance costs, the effective interest rate of the Revolving Credit Facility is approximately 6.19%.

(iii)

A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $1,450 thousand and $363 thousand for the fiscal year ended March 31, 2019 and for the three months ended June 30, 2019, respectively.

(b)

Reflects the income tax effect of the financing pro forma adjustments using an estimated combined state and federal statutory tax rate of 26%. Because the adjustments contained in the unaudited pro forma combined financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the Acquisition.

8. EARNINGS PER SHARE

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted average shares of ADS.

(in thousands, except per share amounts)	Fiscal year ended March 31, 2019	Three months ended June 30, 2019
Net income per share—Basic:
Net income attributable to ADS	$60,936	$(219,205)
Adjustment for:
Dividends paid to redeemable convertible preferred shareholders	(2,047)	(6,841)
Dividends paid to unvested restricted stockholders	(69)	(328)

Net income available to common stockholders and participating securities	58,819	(226,374)
Undistributed income allocated to participating securities	(3,253)	—

Net income available to common stockholders—Basic	55,567	(226,374)

Historical weighted average number of common shares outstanding—Basic	57,025	57,576
Shares of common stock to be issued per Offering	7,500	7,500

Pro forma weighted average number of common shares outstanding—Basic	64,525	65,076

Net income per common share—Basic	$0.86	$(3.48)

Net income per share—Diluted:
Net income available to common stockholders—Diluted	55,567	(226,374)

Pro forma weighted average number of common shares outstanding—Basic	64,525	65,076
Assumed restricted stock—nonparticipating	40	—
Assumed exercise of stock options	547	—

Pro forma weighted average number of common shares outstanding—Diluted	65,111	65,076

Net income per common share—Diluted	$0.85	$(3.48)
Potentially dilutive securities excluded as anti-dilutive	5,966	10,824

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income tax consequences to a “non-U.S. holder” of the purchase, ownership and disposition of our common stock issued pursuant to this offering. A “non-U.S. holder” is a beneficial owner of a share of our common stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate;

•	a foreign corporation; or

•	a foreign estate or trust.

If an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes owns our common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), judicial decisions and final, temporary and proposed Treasury Regulations, changes to, or differing interpretations of, any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). This discussion is limited to non-U.S. holders that hold common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not address the impact of the Medicare contribution tax on net investment income, U.S. federal estate or gift tax laws or the consequences relevant to non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

This discussion does not address any other tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of purchasing, owning and disposing of our common stock, including the consequences under U.S. Federal estate or gift tax laws or under the laws of any state, local or non-U.S. jurisdiction or under any applicable income tax treaty.

Dividends

To the extent that we make distributions of cash or property on our common stock, such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Amounts not treated as dividends will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Disposition of Common Stock.” Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate of the gross amount of the dividends, or a reduced rate specified by an applicable income tax treaty, subject to the discussions of effectively connected income below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty. If a non-U.S. holder holds the stock through a financial institution or other intermediary, the non-U.S. holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax described above if the non-U.S. holder provides a properly executed IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a United States person as defined under the Code. A non-U.S. holder that is a treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

Gain on Disposition of Common Stock

Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other taxable disposition of common stock unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above, including with respect to branch profits tax for a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes;

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses, provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower applicable income tax treaty rate); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (as described below), at any time within the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or other taxable disposition occurs or (ii) the non-U.S. holder has owned, or is deemed to have owned, at any time within the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our common stock.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

Information Reporting Requirements and Backup Withholding

In general, dividends a non-U.S. holder receives with respect to our common stock will not be subject to backup withholding, provided that it complies with certification procedures described in the following paragraph, or otherwise established an exemption. Such dividends, and any U.S. federal withholding tax withheld with respect to those dividends, are reported to the IRS and to the non-U.S. holder on information returns, regardless of whether withholding is reduced or eliminated by an applicable income tax treaty. Copies of information returns that are filed with the IRS may also be provided under the provisions of a specific tax treaty, or under the provisions of a tax information exchange agreement, to the tax authorities in the country in which the non-U.S. holder resides or is established. In addition, the gross proceeds a non-U.S. holder receives from a sale or other taxable disposition of our common stock effected through the U.S. office of any “broker” (as defined in applicable Treasury Regulations) or from a sale or other taxable disposition conducted outside the United States through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the requirements described below are satisfied regarding certification of non-U.S. status. Amounts a non-U.S. holder receives from a sale or other taxable disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Unless a non-U.S. holder otherwise established an exemption, it generally must comply with certification procedures to establish that it is not a United States person (as defined in the Code) in order to avoid backup withholding and information reporting of gross proceeds described above. The certification procedures required to claim a reduced rate of withholding under an applicable income tax treaty or to certify that income is effectively connected with the conduct of a trade or business in the United States will generally satisfy the certification requirements necessary to avoid backup withholding and such information reporting, provided that the applicable withholding agent does not have actual knowledge or reason to know that a holder is a United States person. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability or may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding Taxes

Under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), payments to certain foreign entities of dividends on, and (subject to proposed

Treasury Regulations discussed below) the gross proceeds from the sale or other dispositions of, our common stock will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding taxes described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. An intergovernmental agreement between the United States and an applicable foreign country governing FATCA may modify these rules. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective holders should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Barclays Capital Inc. and Morgan Stanley & Co. LLC are acting as the representatives of the underwriters and as joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be incorporated into the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown below:

Underwriters	Number of Shares
Barclays Capital Inc.
Morgan Stanley & Co. LLC
Robert W. Baird & Co. Incorporated
BofA Securities, Inc.
PNC Capital Markets LLC
Boenning & Scattergood, Inc.

Total	7,500,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the certain customary conditions contained in the underwriting agreement.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the offering price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $        per share. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $        million (excluding underwriting discounts and commissions). We have agreed to reimburse the underwriters for certain of their expenses, in an amount of up to $        , as set forth in the underwriting agreement.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 1,125,000 shares from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, for a period of 90 days after the date of this prospectus supplement, in our case and, 60 days after the date of this prospectus supplement, in the case our directors and executive officers, subject to certain limited exceptions, we and they will not directly or indirectly, without the prior written consent of Barclays Capital Inc. and Morgan Stanley & Co. LLC, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (other than the stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights not issued under one of those plans), or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock (other than the grant of options pursuant to option plans existing on the date of this prospectus), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing on the NYSE

Our common stock is listed on the NYSE under the symbol “WMS.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other Relationships (Conflicts of Interest)

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and reimbursement of expenses. In particular, each of Barclays Capital Inc. and Morgan Stanley & Co. LLC has acted as our financial advisors in connection with the Acquisition. In addition, each of Barclays Bank PLC, Morgan Stanley Senior Secured Funding Inc. and PNC Bank, National Association, affiliates of Barclays Capital Inc., Morgan Stanley & Co. LLC and PNC Capital Markets LLC , respectively, and BofA Securities, Inc. has acted as joint lead arranger, joint bookrunner, syndication agent and documentation agent and Barclays Bank PLC has acted as administrative agent in connection with the Senior Secured Credit Facility and have received or will receive certain customary fees and reimbursement of expenses in connection therewith.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

The net proceeds received by us from this offering will be used for the repayment of a portion of the outstanding borrowings under our Senior Secured Credit Facility and for general corporate purposes. Because an affiliate of each of Barclays Capital Inc., Morgan Stanley & Co. LLC, BofA Securities, Inc. and PNC Capital Markets LLC are lenders under our Senior Secured Credit Facility, and each will receive 5% or more of the net proceeds of this offering as a result of the partial repayment of the outstanding borrowings of our Senior Secured Credit Facility, Barclays Capital Inc., Morgan Stanley & Co. LLC, BofA Securities, Inc. and PNC Capital Markets LLC are each deemed to have a “conflict of interest” under Rule 5121. As a result, this offering will be conducted in accordance with Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a bona fide public market exists in the shares, as that term is defined in Rule 5121. In accordance with Rule 5121, Barclays Capital Inc.,Morgan Stanley & Co. LLC, BofA Securities, Inc. and PNC Capital Markets LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)” for additional information.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended). Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the company has determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the common stock offered in this offering will be passed upon for us by Squire Patton Boggs (US) LLP. Various legal matters relating to this offering will be passed upon for the underwriters by Latham  & Watkins LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Advanced Drainage Systems, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2019, and the effectiveness of Advanced Drainage System Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Infiltrator Water Technologies Ultimate Holdings, Inc. and subsidiaries as of December 28, 2018 and December 29, 2017, and for the years ended December 28, 2018, December 29, 2017 and December 30, 2016, incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov.

We maintain a website at http://www.ads-pipe.com. Information contained in or accessible through our website does not constitute a part of this prospectus supplement.

PROSPECTUS

Advanced Drainage Systems, Inc.

$500,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

Subscription Rights

8,353,118 Shares

Common Stock

Offered by Selling Stockholders

We may offer and sell up to $500,000,000 in aggregate of the following types of securities, from time to time, in one or more offerings:

•

debt securities, in one or more series, which may be senior debt securities or subordinated debt securities and secured debt securities or unsecured debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase debt securities;

•	shares of our common stock;

•	warrants to purchase common stock;

•	shares of our preferred stock;

•	warrants to purchase preferred stock;

•	depositary shares;

•	purchase contracts;

•	units;

•	subscription rights; or

•	any combination of these securities.

The selling stockholders to be named in a prospectus supplement may offer and sell up to an aggregate of 8,353,118 shares our common stock, from time to time, in one or more offerings.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement, including any document incorporated or deemed incorporated by reference into this prospectus or any prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus.

Shares of our common stock are traded on the New York Stock Exchange, which we refer to as NYSE, under the symbol “WMS.” If we decide to list or seek a listing for any other securities, the related prospectus supplement will disclose the exchange or market on which the securities will be listed or where we have made an application for listing, as applicable.

Investing in our securities involves risks. You should refer to “Risk Factors” beginning on page 5 of this prospectus and the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus and the applicable prospectus supplement and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 14, 2019.

-i-

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell up to $500,000,000 in aggregate of any combination of the securities described in this prospectus, and the selling stockholders may sell up to 8,353,118 shares of our common stock, in one or more offerings from time to time. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or the selling stockholders sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information contained or incorporated by reference in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein). You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the selling stockholders have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. Neither we nor the selling stockholders take any responsibility for, or provide any assurance as to, the reliability of any information that others may provide you. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context indicates otherwise, as used in this prospectus: (i) the terms “we,” “our,” “us,” “ADS” and the “Company” refer to Advanced Drainage Systems, Inc. and its directly- and indirectly-owned subsidiaries as a combined entity, except where it is clear that the terms mean only Advanced Drainage Systems, Inc. exclusive of its subsidiaries; (ii) “our common stock” refers to the common stock, $0.01 par value per share, of ADS; and (iii) “this prospectus” refers to this prospectus and any applicable prospectus supplement.

Because our fiscal year ends on March 31, any reference to a fiscal year means the fiscal year ended March 31 of the same calendar year. For example, references to “fiscal year 2019” mean the fiscal year ended March 31, 2019. All references to a particular year that is not preceded with the word “fiscal” refer to the calendar year.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file periodic reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, and any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)):

•

our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 filed with the SEC on May  30, 2019, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 11, 2019;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 filed with the SEC on August 1, 2019;

•	our Current Reports on Form 8-K filed with the SEC on May 23, 2019, May 28, 2019 and August 1, 2019; and

•

the description of our common stock, par value $0.01 per share, set forth in our registration statement on Form 8-A filed with the SEC on July 22, 2014, pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items), unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our SEC File Number is 001- 36557.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.ads-pipe.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Investor Relations, c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, Ohio 43026, (614) 658-0050.

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the federal securities laws. Some of the forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our consolidated results of operations, financial condition, liquidity, prospects, growth strategies, and the industries in which we operate and include, without limitation, statements relating to our future performance.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution that forward-looking statements are not guarantees of future performance and that our actual consolidated results of operations, financial condition, liquidity, and industry development may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. In addition, even if our actual consolidated results of operations, financial condition, liquidity, and industry development are consistent with such forward-looking statements, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including those reflected in forward-looking statements relating to our operations and business, the risks and uncertainties discussed in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include, among other things:

•	fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner;

•

volatility in general business and economic conditions in the markets in which we operate, including without limitation factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence;

•	cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending;

•

the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials;

•

uncertainties surrounding the integration of acquisitions and similar transactions, including the recently completed acquisition of Infiltrator Water Technologies Ultimate Holdings, Inc. (“Infiltrator”);

•	our ability to realize the anticipated benefits from the acquisition of Infiltrator;

•	risks that the acquisition of Infiltrator and related transactions may involve unexpected costs, liabilities or delays;

•

our ability to continue to convert current demand for concrete, steel and polyvinyl chloride (“PVC”) pipe products into demand for our high performance thermoplastic corrugated pipe and additional water management products;

•	the effect of any claims, litigation, investigations or proceedings;

•	the effect of weather or seasonality;

•	the loss of any of our significant customers;

•	the risks of doing business internationally;

•

our ability to remediate the material weakness in our internal control over financial reporting, including remediation of the control environment for our joint venture affiliate ADS Mexicana, S.A. de C.V.;

•	the risks of conducting a portion of our operations through joint ventures;

•	our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator;

•	our ability to achieve the acquisition component of our growth strategy;

•	the risk associated with manufacturing processes;

•	our ability to manage our assets;

•	the risks associated with our product warranties;

•	our ability to manage our supply purchasing and customer credit policies;

•	the risks associated with our self-insured programs;

•	our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel;

•	our ability to protect our intellectual property rights;

•	changes in laws and regulations, including environmental laws and regulations;

•	our ability to project product mix;

•	the risks associated with our current levels of indebtedness;

•

the nature, cost and outcome of any future litigation or other legal proceedings, including any such proceedings related to our acquisition of Infiltrator as may be instituted against the Company or others;

•	fluctuations in our effective tax rate, including from the recently enacted U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”);

•	changes to our operating results, cash flows and financial condition attributable to the recently enacted Tax Cuts and Jobs Act;

•	our ability to meet future capital requirements and fund our liquidity needs;

•	our ability to realize the anticipated benefits of the acquisition of Infiltrator; and

•	other risks and uncertainties, including those listed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and in our other filings with the SEC.

You should carefully read the factors described in the “Risk Factors” section of this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements speak only as of the date they were made. We do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

OUR COMPANY

We are the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the underground construction and infrastructure marketplace. Our broad product line includes corrugated high density polyethylene (or “HDPE”) pipe, polypropylene (or “PP”) pipe and related water management products complementary to our pipe products (“Allied Products”). Our products are generally lighter, more durable, more cost effective and easier to install than comparable alternatives made with traditional materials. Following our entrance into the non-residential construction market with the introduction of N-12 corrugated polyethylene pipe in the late 1980s, our pipe has been displacing traditional materials, such as reinforced concrete, corrugated steel and PVC, across an ever expanding range of end markets, including non-residential, residential, agriculture and infrastructure applications. We have established a leading position in many of these end markets by leveraging our national sales and distribution platform, our overall product breadth and scale and our manufacturing excellence. In the United States, our national footprint combined with our strong local presence and broad product offering make us the leader in an otherwise highly fragmented sector comprised of many smaller competitors. We believe the ADS brand has long been associated with quality products and market-leading performance. Our trademarked green stripe, which is prominently displayed on many of our products, serves as clear identification of our commitment to the customers and markets we serve.

Our common stock is publicly traded on the New York Stock Exchange under the symbol “WMS.” We were founded in 1966 and are a Delaware corporation. Our principal executive offices are located at 4640 Trueman Boulevard, Hilliard, Ohio 43026, and our telephone number at that address is (614) 658-0050. Our corporate website is www.ads-pipe.com. Our website and the information contained on that site, or connected to that site, are expressly not incorporated into and are not a part of this prospectus. Further, our references to these websites are intended to be inactive textual references only.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for the repayment of indebtedness and/or for general corporate and working capital purposes. We will not receive any proceeds from the resale of our common stock by any of the selling stockholders.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain selling stockholders, who we refer to in this prospectus collectively as the “selling stockholders,” of up to 8,353,118 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus is a part. The securities that may be offered or sold by certain selling security holders were obtained (i) in private placements of our common stock which were completed prior to our initial public offering of our common stock in July 2014, (ii) through grants of equity based awards pursuant to our compensatory plans and (iii) in connection with open market purchases. Pursuant to our Registration Rights Agreement dated as of July 30, 2014 (the “Registration Rights Agreement”), the selling stockholders are entitled to rights regarding the registration of their unregistered shares of our common stock under the Securities Act.

Information about the selling stockholders, where applicable, including the amount of shares of common stock owned by each selling stockholder prior to the offering, the number of shares of our common stock to be offered by each selling stockholder and the amount of common stock to be owned by each selling stockholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or officer with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

The selling stockholders may not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and shares being offered for resale by such selling stockholders in a prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities and terms of the indentures, as defined below, is a summary. It summarizes only those aspects of the debt securities and those portions of the indentures, which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. We will file the forms of indentures with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

General

We may issue senior or subordinated debt securities, which will be direct, general obligations of ADS that may be secured or unsecured.

The senior debt securities will constitute part of our senior debt, will be issued under the senior debt indenture described below and will rank equally in payment with all of our other senior and unsubordinated debt, whether secured or unsecured.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under the subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt, additional subordinated debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The senior debt securities and subordinated debt securities will be governed by an indenture between us and one or more trustees selected by us. The indentures will be substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities. When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue multiple debt securities or series of debt securities under either indenture. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of a particular series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement applicable for that series. Those terms may vary from the terms described here.

Amounts of Issuances

The indentures do not limit the amount of debt securities that may be issued under them. We may issue the debt securities from time to time in one or more series. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or prospectus supplement, we may reopen a series and issue additional debt securities of that series without the consent of the holders of the outstanding debt securities of that series.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

The applicable prospectus supplement will describe the specific terms of the debt securities, which will include some or all of the following:

•	the title of the series and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether the debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if the debt security is a fixed rate debt security, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•

if the debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•

if the debt security is an indexed debt security, the principal amount, if any, we will pay at maturity, interest payment dates, the amount of interest, if any, we will pay on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which the debt security will be exchangeable for or payable in cash, securities or other property;

•

if the debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if the debt security is also an original issue discount debt security, the yield to maturity;

•

if applicable, the circumstances under which the debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•

the depositary for the debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt security in book-entry form only;

•

if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	the assets, if any, that will be pledged as security for the payment of the debt security;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt security, as applicable; and

•	any other terms of the debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities will be governed by New York law, without regard to conflicts of laws principles thereof.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair a holder’s ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations;

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC,” which is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies and DTCC is owned by the users of its regulated subsidiaries; and

•

access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•

it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•

Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•

the Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•

securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•

the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•

distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•

it is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	as a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•

Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•

indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•

distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met.

•

If the successor entity in the transaction is not ADS, the successor entity must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized and existing under the laws of the United States, any State thereof or the District of Columbia.

•

Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of ADS but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture with respect to that series.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•

our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), capital lease obligations, deferred purchase price of property obligations, reimbursement obligations, fees, commissions, expenses, indemnities, dividends, hedging obligations or other amounts; and

•

any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any trade payables; (iv) any indebtedness subordinated or junior to other indebtedness or other obligation; (v) any Indebtedness of the Company to any of its Subsidiaries or Affiliates; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in the applicable prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•

all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

Unless otherwise specified in the applicable prospectus supplement, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•

we do not pay the principal or any premium on any debt security of that series when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we fail to comply with our obligations under the merger covenant;

•

we fail to comply for 60 days after notice with the other agreements contained in the indenture, which notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us occur; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above may result in an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated

maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee protection satisfactory to it from loss, liability or expense. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Except as otherwise specified in the applicable prospectus supplement, before a holder may take steps to enforce its rights or protect its interests relating to any debt security, all of the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of the series, and the event of default must not have been cured or waived;

•

the holders of at least 25% in principal amount of all debt securities of the series must request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of the series must not have given the trustee directions that are inconsistent with such request.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default. Except as otherwise specified in the applicable prospectus supplement, the holders of a majority in principal amount of the debt securities of any series may by notice to the trustee waive an existing default and its consequences for all debt securities of that series except (i) a default in the payment of the principal of or interest on a debt security (ii) a default arising from the failure to redeem or purchase any debt security when required pursuant to the indenture or (iii) a default in respect of a provision that under the indenture cannot be amended without the consent of each securityholder affected. If a waiver occurs, the default is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Annual Information about Defaults to the Trustee. We will furnish each trustee every year a certificate indicating whether the signers thereof know of any default that occurred in the previous year.

Modifications and Waivers

Changes Requiring Each Holder’s Approval. Except as otherwise specified in the applicable prospectus supplement, we, along with the trustee, may amend the indentures or the debt securities with the written consent of the holders of at least a majority in principal amount of the debt securities then outstanding. However, without the consent of each securityholder affected thereby, an amendment or waiver may not, except as otherwise specified in the applicable prospectus supplement:

•	reduce the amount of debt securities whose holders must consent to an amendment;

•	reduce the rate of, or extend the time for payment of, the interest on any debt security;

•	reduce the principal of or change the stated maturity on any debt security;

•	reduce the amount payable upon redemption of any debt security or change the time at which any debt security may be redeemed as described in the applicable indenture;

•	permit redemption of a debt security if not previously permitted;

•	change the currency of any payment on a debt security;

•

impair the right of any holder of a debt security to receive payment of principal of and interest on such holder’s debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s debt security;

•	change the amendment provisions which require each holder’s consent or in the waiver provisions; or

•	change the ranking or priority of any debt security that would adversely affect the securityholders.

Changes Not Requiring Approval. We, along with the trustee, may amend the indentures or the debt securities without notice to or consent of any securityholder:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

•

to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

•	to secure the debt securities;

•	to add to the covenants of the Company for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the Company;

•	to make any change that does not adversely affect the rights of any holder of the debt securities;

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•

to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities; provided, however, that (a) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer debt securities.

Modification of Subordination Provisions. We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Changes Requiring Majority Approval. Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

•

if the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

•

if the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued only in fully registered form, without interest coupons and, unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. Holders may not exchange debt securities for securities of a different series or having different terms, unless permitted by the terms of that series and described in the applicable prospectus supplement.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for a debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the applicable prospectus supplement for each debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

The prospectus supplement for any debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of the terms and provisions of our capital stock and is based upon our amended and restated certificate of incorporation (“certificate of incorporation”), our second amended and restated bylaws (“bylaws”), and the Delaware General Corporation Law (the “DGCL”), in each case as currently in effect on the date of this prospectus. The following description is only a summary of the material provisions of our capital stock, the certificate of incorporation and bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. See “Where You Can Find More Information.” We urge you to read the certificate of incorporation and bylaws because those documents, not this description, define your rights as holders of our common equity.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, 100,000,000 shares of undesignated preferred stock, par value $0.01 per share, and 47,070,000 shares of ESOP Preferred Stock, par value $0.01 per share, or convertible preferred stock, which funds our tax-qualified employee stock ownership plan that covers our employees who meet certain service requirements (the “ESOP”). As of June 30, 2019, there were 57,799,149 shares of our common stock issued and outstanding, excluding 304,998 outstanding shares of our restricted stock, 1,922,500 shares of our common stock issuable upon exercise of outstanding stock options and 17,218,005 shares of common stock reserved for issuance upon conversion of our outstanding convertible preferred stock.

Common Stock

Holders of common stock are entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

•

to receive, on a pro rata basis, dividends and distributions, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

•

upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

Any dividends declared on the common stock will not be cumulative. Our ability to pay dividends on our common stock is subject to applicable laws, the provisions of our certificate of incorporation and the restrictions imposed by our existing and further indebtedness.

The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not be subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

General

Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, except as described below, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and the qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. No shares of our authorized preferred stock are outstanding except for our convertible preferred stock. Because our board of directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of the common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of us would be beneficial to the interests of our stockholders.

Convertible Preferred Stock

In connection with the establishment of our ESOP in 1993, we sold 469,200 shares of convertible preferred stock to the ESOP for approximately $34.5 million, which shares were subsequently adjusted pursuant to a 20-for-1 stock split in 2006 and a 4.707-for-1 stock split in July 2014. In establishing the ESOP, $5.0 million was transferred from our tax-qualified profit sharing retirement plan to the ESOP, which the ESOP used to purchase $5.0 million of our convertible preferred stock. We extended a term loan to the ESOP for approximately $29.5 million to purchase the balance of the convertible preferred stock, which term loan is secured by a pledge of the convertible preferred stock purchased by the ESOP with such loan proceeds.

We are obligated to make payments to the ESOP in order for the ESOP to make annual payments of principal and interest due under the term loan and to fund diversification elections of participants who are eligible to diversify shares of convertible preferred stock allocated to their ESOP accounts. As payments on the term loan are made, shares of convertible preferred stock are released from the ESOP’s unallocated loan suspense account and allocated to eligible employees’ accounts. Such allocation is made as of the last day of each plan year (i.e., as of each March 31) and is made on a pro rata basis, based on the compensation paid to each of the eligible employees for such year up to the maximum per employee annual allocation limits imposed by the Code. All shares of convertible preferred stock not so released and allocated continue to be unallocated under the ESOP.

The shares of convertible preferred stock will be held in the name of the ESOP trustee until redemption or conversion. In the event of any transfer of shares of the convertible preferred stock to any person other than the ESOP trustee, the shares so transferred, upon such transfer, will be automatically converted into shares of our common stock.

Each share of convertible preferred stock has an applicable value of $0.781; bears an annual cumulative dividend of 2.5%, or $0.0195 per share; is convertible into 0.7692 shares of common stock, subject to adjustment in certain circumstances; has a liquidation preference of $0.781, plus any accrued and unpaid dividends; and generally votes together as a single class with the common stock on matters upon which the common stock is entitled to vote except as otherwise required by the laws of the State of Delaware. If full cumulative dividends on the convertible preferred stock have not been declared and paid or set apart for payment when due, we (i) may pay only ratable dividends (in proportion to the full amounts to which holders of convertible preferred stock would otherwise be entitled) on the convertible preferred stock and (ii) may not pay dividends, or make any other distribution, repurchases, redemption or retirements on the common stock or any other class of stock ranking junior to the convertible preferred stock.

In addition to the cumulative dividends payable with respect to the outstanding shares of convertible preferred stock, if dividends are declared by our board of directors on common stock, the holders of convertible preferred stock are entitled to receive dividends in such amount as they would be entitled to receive if their shares of convertible preferred stock had been converted into shares of common stock on the applicable record date.

The shares of convertible preferred stock are not redeemable at our option. At the option of the holder, who is the trustee of the ESOP, at any time and from time to time, we must redeem the shares of convertible preferred stock for cash at a redemption price equal to the greater of (i) the fair market value of the convertible preferred stock or (ii) $0.781 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus accumulated and unpaid dividends to the date fixed for redemption, upon notice to us given not less than five business days prior to the date fixed by the holder in such notice for such redemption, upon certification by such holder to us when and to the extent necessary for such holder to provide for distributions required to be made to participants under our ESOP, or any successor plan.

In general, the trustee of the ESOP votes the shares of stock held by the ESOP as directed by the ESOP’s committee. However, in the event of either a corporate matter with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all of the assets of a trade or business or with respect to any tender or exchange offer, or a request or invitation for tenders or exchanges, each participant in the ESOP may direct the trustee of the ESOP on how to vote the shares of stock allocated to the participant’s ESOP accounts; and the trustee must vote any unallocated stock and allocated stock for which no participant instructions were received in the same proportion as the allocated stock for which participants’ voting instructions have been received is voted.

Registration Rights Agreement

We have entered into the Registration Rights Agreement with certain of our stockholders, including the selling stockholders. The Registration Rights Agreement grants to certain of our stockholders the right to cause us, generally at our own expense, to use our reasonable best efforts to register certain of our securities held by such stockholders for public resale, subject to certain limitations. In the event we register any of our common stock, certain of our stockholders also have the right to require us to use our reasonable best efforts to include in such registration statement shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for us to indemnify certain of our stockholders and their affiliates in connection with the registration of our common stock.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

Undesignated preferred stock. As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or changes to our management.

Classified board of directors. Our board of directors is divided into three classes, as nearly equal in number as possible, with members of each class serving staggered three-year terms. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our certificate of incorporation also provides that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Special meetings of stockholders. Our certificate of incorporation provides that a special meeting of stockholders may be called only by or at the direction of our board of directors pursuant to a resolution adopted by a majority of our board of directors. Stockholders are not permitted to call a special meeting.

No stockholder action by written consent. Our certificate of incorporation provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.

Removal of directors. Our certificate of incorporation and bylaws provide that directors may be removed from office only for cause and only upon the affirmative vote of holders of at least 75% of the votes which all the stockholders would be entitled to cast.

No cumulative voting. Our certificate of incorporation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Stockholder advance notice procedure. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our Secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us. To be timely, the stockholder’s notice must be delivered to our corporate Secretary at our principal executive offices not fewer than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our Secretary (x) not earlier than 120 days prior to the meeting or (y) no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of the such meeting is first made by us.

Super-majority vote requirement. Our certificate of incorporation requires a super-majority stockholders vote of 75% to approve any reorganization, recapitalization, share exchange, share reclassification, consolidation, merger, conversion or sale of all or substantially all assets to which we are a party that is not approved by the affirmative vote of at least 75% of the members of our board of directors.

Amendments to certificate of incorporation and bylaws. The DGCL generally provides that the affirmative vote of a majority of the outstanding stock entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our certificate of incorporation provides that specified provisions of our certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 75% of the outstanding shares of our capital stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing the liability and indemnification of directors, the elimination of stockholder action by written consent and the prohibition on the rights of stockholders to call a special meeting.

In addition, our certificate of incorporation and bylaws provide that our bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the members of our board of directors, or by the affirmative vote of the holders of at least 75% of the outstanding shares of our capital stock then entitled to vote at any annual or special meeting of stockholders.

These provisions make it more difficult for any person to remove or amend any provisions in our certificate of incorporation and bylaws that may have an anti-takeover effect.

Section 203 of the DGCL. In our certificate of incorporation, we elect not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

An “interested stockholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the corporation.

Limitations on Liability and Indemnification

Our certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by the DGCL and other applicable law, except in certain cases of a proceeding instituted by the director or officer without the approval of our board of directors. Our bylaws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings.

We have entered into indemnification agreements with our directors and senior officers. The indemnification agreements provide the directors and senior officers with contractual rights to the indemnification and expense advancement rights provided under our bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Choice of Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL, our certificate of incorporation or our bylaws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision included in our certificate of incorporation. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The exclusive forum provisions, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

Market Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WMS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer from time to time fractional interests in our debt securities and shares of our common stock or preferred stock. If we do so, we will issue fractional interests in our debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities, a fraction of a share of common stock or a fraction of a share of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities, and shares of common stock and preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received in respect of the debt securities, common stock or preferred stock, as the case may be, in proportion to the numbers of the depositary shares owned by the applicable holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If we redeem a debt security, common stock or a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred Stock

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Such appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock or preferred, as the case may be.

We and the depositary will not be liable under the deposit agreement to you other than for our gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties under the agreement. We and the depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock, as the case may be, unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock, as the case may be, for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants.

General

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue from time to time purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to the holders, debt securities, shares of common stock or preferred stock, or other securities that may be sold under this prospectus at a future date or dates, as the case may be. The consideration payable upon settlement of the purchase contracts, as well as the principal amount of debt securities or number of shares of common stock or preferred stock or other securities deliverable upon settlement, may be fixed at the time the purchase contracts are issued or may be determined by a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including U.S. treasury securities, in each case, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts or purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.

DESCRIPTION OF UNITS

We may issue from time to time units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This section describes the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights. The forms of the subscription agent agreement and the subscription certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	the price, if any, for the subscription rights;

•	the number of subscription rights issued;

•	the terms of the shares of common stock or shares of preferred stock or depositary shares;

•	the extent to which the subscription rights are transferable;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

•	the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and

•	any applicable United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell any series of debt securities, common stock, preferred stock, depository shares, warrants, purchase contracts and units being offered, and the selling stockholders may sell any shares of common stock being offered, directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices. We may also sell the securities in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Each time we or the selling stockholders sell securities, we will provide a prospectus supplement, which will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to we and/or the selling stockholders will receive from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or the selling stockholders, as applicable, or borrowed from us, the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling stockholders in settlement of those derivatives to close out any related open borrowings of securities. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may also sell securities upon the exercise of rights that may be distributed to security holders.

Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We or the selling stockholders may authorize underwriters, dealers or other persons acting as agents for them to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we or the selling stockholders, as applicable, must approve such institutions. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

In connection with the offering of securities, we or the selling stockholders may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we or the selling stockholders grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

We or the selling stockholders may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act, or such agents, underwriters, dealers and remarketing firms may be entitled to contribution with respect to payments that such parties may be required to make in respect thereof. Such agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform other services for us, in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Squire Patton Boggs (US) LLP, Columbus, Ohio will issue an opinion about certain legal matters with respect to the securities offered hereby. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Advanced Drainage Systems, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and (2) express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Infiltrator Water Technologies Ultimate Holdings, Inc. and subsidiaries as of December 28, 2018 and December 29, 2017, and for the years ended December 28, 2018, December 29, 2017, and December 30, 2016, incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference.

7,500,000 Shares

Advanced Drainage Systems, Inc.

Common Stock

Prospectus Supplement

                    , 2019

Barclays	Morgan Stanley

Baird	BofA Merrill Lynch	PNC Capital Markets LLC

Boenning & Scattergood, Inc.